Exhibit 99.1

EXECUTION COPY

PURCHASE AGREEMENT

among

DEXIA HOLDINGS, INC.

DEXIA CREDIT LOCAL S.A.

and

ASSURED GUARANTY LTD.

Dated as of November 14, 2008

i

(continued)

(continued)

(continued)

(continued)

Annexes

Annex A: Company Subsidiaries

Annex B: Insurance Approvals

Annex C: Material Insurance Approvals and Material Insurance Filings

Annex D: Guarantee Description

Annex E: FG Subsidiaries

v

(continued)

Page

Annex F: Medium Term Note Business

PURCHASE AGREEMENT (the “Agreement”), dated as of November 14, 2008, between Dexia Holdings, Inc., a Delaware corporation (“Seller”), Dexia Credit Local S.A., a French share company licensed as a bank under French law (“Seller’s Parent”), and Assured Guaranty Ltd., a Bermuda company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns directly 33,296,733 issued and outstanding shares of common stock (together with any shares of common stock issued to Seller after the date hereof, the “Shares”) of Financial Security Assurance Holdings Ltd., a New York corporation (the “Company”), representing as of the date hereof approximately 99.8524% of the issued and outstanding shares of common stock of the Company; and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the Shares, as more specifically provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1      Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Additional Issued Buyer Common Shares” shall mean any Buyer Common Shares to be issued to any Person other than Seller or Seller’s designated Affiliate on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement.

“Affected Employee” shall have the meaning set forth in Section 6.3(a).

“Affiliate”, as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” shall have the meaning set forth in the Recitals.

“Applicable Buyer Proceeding” shall have the meaning set forth in Section 5.7(b).

“Applicable Federal Rate” shall mean the rate of interest determined under Section 1274(d) of the Code.

“Benefit Plans” shall have the meaning set forth in Section 3.13(b).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Board” shall mean the board of directors of Buyer.

“Buyer Board Recommendation” shall have the meaning set forth in Section 4.9(b).

“Buyer Commission Reports” shall have the meaning set forth in Section 4.15.

“Buyer Common Shares” shall mean the common shares, par value $0.01 per share, of Buyer.

“Buyer Disclosure Schedule” shall have the meaning set forth in the preamble to Article IV.

“Buyer Financial Statements” shall mean the consolidated financial statements (including, in each case, any related notes thereto) contained in Buyer’s (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, (c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and (d) Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, in each case as filed by Buyer with the SEC.

“Buyer Indemnitees” shall have the meaning set forth in Section 6.20(b).

“Buyer Insurance Contracts” shall have the meaning set forth in Section 4.13(a).

“Buyer Insurance Subsidiaries” shall have the meaning set forth in Section 4.3(e).

“Buyer Material Adverse Effect” shall mean any material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole; provided, however, that the effects of events, changes and circumstances arising out of or otherwise attributable to, (a) the industries in which Buyer or any of its Subsidiaries operate, (b) general economic conditions (including interest rates), general financial or market conditions (including changes in the market values of any securities or instruments held by Buyer or any of its Subsidiaries), war, terrorism or hostilities, weather conditions and storms, (c) changes in Law or generally accepted accounting principles, (d) compliance with this Agreement or the identity of Seller and (e) the transactions contemplated hereby or the public announcement of this Agreement, shall not be considered when determining if a Buyer Material Adverse Effect has occurred (but in the case of clauses (a), (b) and (d), only to the extent that they do not disproportionately affect the Buyer).

“Buyer Notice of Termination” shall have the meaning set forth in Section 8.1(b).

“Buyer Permits” shall have the meaning set forth in Section 4.6(a).

“Buyer Proceeding” shall have the meaning set forth in Section 5.7(b).

“Buyer Proxy Statement” shall have the meaning set forth in Section 4.24.

“Buyer Regulatory Authorities” shall have the meaning set forth in Section 4.7(b).

“Buyer Reinsurance Agreements” shall have the meaning set forth in Section 4.14.

“Buyer SAP Statements” shall have the meaning set forth in Section 4.12(a).

“Buyer SEC Reports” shall mean Buyer’s (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, (c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and (d) Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, in each case as filed by Buyer with the SEC.

“Buyer Shareholders Meeting” shall mean the special meeting of the shareholders of Buyer to be held to consider the approval and adoption of the Issuance.

“Capital Leases” shall mean, as of any date of determination, any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash Consideration” shall mean $361 million plus the Optional Shares Cash Amount plus the Excess Shares Cash Amount.

“Claim Notice” shall have the meaning set forth in Section 9.6.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Company Material Adverse Effect” shall mean any material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries and the Company and the FG Subsidiaries (the “Combined Companies”) taken as a whole; provided, however, that the effects of events, changes and circumstances arising out of or otherwise attributable to, (a) the industries in which the Combined Companies operate, (b) general economic conditions (including interest rates), general financial or market conditions (including changes in the market values of any securities or instruments held by the Combined Companies), war, terrorism or hostilities, weather conditions and storms, (c) changes in Law or generally accepted accounting principles, (d) compliance with this Agreement and (e) the transactions contemplated hereby or the public announcement of this Agreement, shall not be considered when determining if a Combined Company Material Adverse Effect has occurred (but in the case of clauses (a), (b) and (d), only to the extent that they do not disproportionately affect the Combined Companies).

“Company” shall have the meaning set forth in the Recitals.

“Company Commission Reports” shall have the meaning set forth in Section 3.22.

“Company Financial Statements” shall mean the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company’s (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, and (c) Quarterly Report on Form 10- Q for the quarterly period ended June 30, 2008, in each case as filed by the Company with the SEC.

“Company Insurance Contracts” shall have the meaning set forth in Section 3.20(a).

“Company Material Adverse Effect” shall mean any material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise) or results of operations of the Company and the FG Subsidiaries, taken as a whole; provided, however, that the effects of events, changes and circumstances arising out of or otherwise attributable to, (a) the industries in which the Company or any of the Company Subsidiaries operate, (b) general economic conditions (including interest rates), general financial or market conditions (including changes in the market values of any securities or instruments held by the Company or any of the Company Subsidiaries), war, terrorism or hostilities, weather conditions and storms, (c) changes in Law or generally accepted accounting principles, (d) compliance with this Agreement, the identity of Buyer or actions taken with the written consent of Buyer and (e) the transactions contemplated hereby or the public announcement of this Agreement, shall not be considered when determining if a Company Material Adverse Effect has occurred (but in the case of clauses (a), (b) and (d), only to the extent that they do not disproportionately affect the Seller).

“Company November 10-Q” shall mean the draft 10-Q for the Quarterly Period ended September 30, 2008, a copy of which was previously disclosed to the Buyer, dated as of November 13, 2008.

“Company Permits” shall have the meaning set forth in Section 3.7(a).

“Company Regulatory Authorities” shall have the meaning set forth in Section 3.7(b).

“Company Reinsurance Agreements” shall have the meaning set forth in Section 3.21.

“Company SAP Statements” shall have the meaning set forth in Section 3.19(a).

“Company Subsidiary” shall mean each entity set forth in Annex A hereto.

“Company Takeover Proposal” shall have the meaning set forth in Section 6.15(a).

“Competition Law” means any Laws that provide for merger control or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Competitive Activities” shall have the meaning set forth in Section 6.8(c).

“Competitive Revenues” shall have the meaning set forth in Section 6.8(d).

“Confidentiality Agreements” shall mean the confidentiality agreements, dated as of October 16, 2008 and November 10, 2008, by and between Dexia SA and Buyer.

“Conflicting Transaction” shall have the meaning set forth in Section 6.15(c).

“Conflicting Transaction Proposal” shall have the meaning set forth in Section 6.15(c).

“Contract” shall mean any written agreement, lease, contract, note, mortgage, indenture or other instrument.

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Credit Agreements” shall mean the Revolving Credit Agreement between FSA Asset Management LLC and UBS Loan Finance LLC, dated as of December 8, 2006, the Third Amended and Restated Credit Agreement among Financial Security Assurance Inc., FSA Insurance Company, Various Banks and Bayerische Landesbank, dated as of April 30, 2005 and the Amended and Restated Credit Agreement among Financial Security Assurance Inc., the Additional Borrowers from time to time party thereto, Various Banks and the Bank of New York, dated as of April 21, 2006.

“DCP” shall mean the Financial Assurance Holdings Ltd. 2004 Deferred Compensation Plan as amended from time to time, together with any predecessor or successor plan thereto, including the Financial Assurance Holdings Ltd. 1995 Deferred Compensation Plan.

“De Minimis Claim” shall have the meaning set forth in Section 9.1(a).

“Debt” shall mean indebtedness for borrowed money, obligations evidenced by notes, bonds, debentures or similar instruments, Capital Leases and obligations under bankers acceptances, letters of credit and similar facilities; provided, however, that the term Debt shall not include financial guaranties, surety bonds or Debt of the FP Subsidiaries made by Seller or any of its Affiliates in the ordinary course of business.

“Deficiency Amount” shall have the meaning set forth in Section 6.13(d)(iii).

“Dilution Shares” shall have the meaning set forth in Section 2.3(e).

“Dilutive Issuance” shall have the meaning set forth in Section 2.3(e).

“Director Shares” shall mean the 49,220 shares of common stock of the Company currently owned outright by certain directors of the Company pursuant to the Director Share Purchase Program and the 172,002 shares of common stock of the Company covered by deemed investments by certain directors of the Company under the DCP and the SERP.

“Director Share Price Differential” shall mean, with respect to any Put Shares, the positive difference, if any, between (A) the lower of (i) the price paid by the Company to acquire such Put Shares and (ii) the “Resale Price” (as defined under the Share Purchase Program Agreement) in respect of the applicable Put Shares at the time the right to put such Put Shares to the Company is exercised and (B) $21.65.

“Director Share Purchase Program” shall mean the program established in the fourth quarter of 2000 pursuant to which each director of the Company is entitled to purchase up to 126,958 shares of common stock of the Company directly or through deemed investments under the DCP or the SERP in accordance with the terms and conditions set forth in the Share Purchase Program Agreement.

“D&O Insurance” shall have the meaning set forth in Section 6.22(c).

“Employees” shall mean all employees of the Company or any of the Company Subsidiaries.

“Encumbrance” shall mean any mortgage, lien, pledge, charge, security interest, adverse action, option, transfer restriction, voting restriction or other encumbrance whatsoever.

“End Date” shall have the meaning set forth in Section 8.1(d).

“Environmental Law” shall mean any Law, permit or approval granted by a Governmental Entity concerning: (a) pollution or the investigation, restoration, preservation or protection of the environment (including air, surface water, groundwater, soil and natural resources) or the presence, use, storage, handling, release, control, cleanup or disposal of any Hazardous Substance; or (b) health and safety as it relates to Hazardous Substances.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such securities (or such other interests), and other ownership or profit interests in such Person (including partnership, limited liability company, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Excess Shares” shall mean Buyer Common Shares in an amount equal to the positive difference, if any, between (i) the number of Buyer Common Shares consisting of the Share Consideration (before reduction by the number of Excess Shares), and (ii) the number of Buyer Common Shares that, as of the Closing Date (after giving effect to any issuances on the Closing Date), would constitute 24.9 percent of the issued and outstanding Buyer Common Shares.

“Excess Shares Cash Amount” shall mean $8.10 multiplied by the number of Excess Shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FG Subsidiaries” means the Subsidiaries of the Company listed in Annex E hereto.

“Financial Products Business” shall mean the businesses of the FP Subsidiaries.

“Fitch” means Fitch Inc. or its successor.

“Form A Filings” shall have the meaning set forth in Section 6.5(a).

“Form E Filings” shall have the meaning set forth in Section 6.5(a).

“FP Subsidiaries” shall mean FSA Capital Markets Services (Cayman) Ltd., FSA Capital Markets Services LLC, FSA Capital Management Services LLC, FSAM and FSA Portfolio Asset Limited (UK).

“FP Subsidiaries Transaction” shall mean the transfer of the ownership interests of the FP Subsidiaries, or all of the assets and liabilities of the FP Subsidiaries, to DHI or its Affiliates (other than the Company or any FG Subsidiaries), either directly or indirectly, including by contributing the FP Subsidiaries, or all of the assets and liabilities of the FP Subsidiaries, to a newly formed Subsidiary of the Company and transferring such Subsidiary to DHI or its Affiliates (other than the Company or any FG Subsidiaries), in form reasonably acceptable to Buyer.

“FSA” shall mean Financial Security Assurance Inc., a New York corporation.

“FSA Global” shall mean FSA Global Funding Limited.

“FSA Global Business” shall have the meaning set forth in Section 6.13(d)(i).

“FSA Global Business Separation Agreement” shall have the meaning set forth in Section 6.13(d)(i).

“FSAM” shall mean FSA Asset Management LLC, a Delaware limited liability company.

“FSAM Asset Management Agreement” shall mean the asset management agreement permitting Seller and its Affiliates to manage the assets, liabilities, operations and business of the Financial Products Business and indemnifying Buyer for Losses arising after the Closing from the assets, liabilities, operations and business of the Financial Products Business, in form and substance reasonably satisfactory to the parties hereto.

“GAAP” shall mean (a) in the case of the Company, generally accepted accounting principles in the United States of America, as in effect from time to time and (b) with respect to any other Person, generally accepted accounting principles in the jurisdiction in which such Person is domiciled or generally accepted accounting principles in the United States of America, in each case, as in effect from time to time.

“General Deductible” shall have the meaning set forth in Section 9.1(a).

“Governmental Entity” shall mean any nation or government, any state or political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

“Guaranteed Obligations” shall have the meaning set forth in Section 6.24.

“Hazardous Substance” shall mean any substance, material or waste, listed, defined, designated, regulated or classified as hazardous, toxic or as a pollutant, contaminant or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, polychlorinated biphenyls, asbestos and radioactive materials.

“Holdback Period” shall mean, with respect to any registered offering covered by this Agreement, (1) ninety days after and during the ten days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety days after the date of the prospectus supplement filed with the Commission in connection with such takedown and during such prior period (not to exceed ten days) as the Buyer has given reasonable written notice to the holders of Registrable Securities or (2) such shorter period as the Seller, the Buyer and the underwriter of such offering, if any, shall agree.

“Holder” shall have the meaning set forth in Section 6.19(a).

“Holder Indemnitees” shall have the meaning set forth in Section 6.20(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Contract” shall have the meaning set forth in Section 3.10(a).

“Identified Strip Coverages” shall have the meaning set forth in Section 6.13(e)(i).

“Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Indemnifying Party” shall have the meaning set forth in Section 9.6.

“Indemnitee” shall mean any individual who, on or prior to the Closing Date, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Initial Commitment Amount” shall have the meaning set forth in Section 6.13(e)(i).

“Insurance Approvals” shall mean the approvals set forth in Annex B.

“Insurance Contract” shall mean any Contract pursuant to which the Company or a Company Subsidiary has consummated a transaction to provide credit protection, whether in the form of financial guaranty insurance or derivatives.

“Insurance Laws” shall have the meaning set forth in Section 4.12.

“Intercompany Contract” shall have the meaning set forth in Section 3.10(a)(v).

“IRS” shall mean the Internal Revenue Service.

“Issuance” shall mean the issuance of Buyer Common Shares in accordance with the terms of this Agreement.

“Knowledge”, with respect to Seller, shall mean the actual knowledge as of the specified date of the Persons whose names are set forth on Schedule 1.1 to the Seller Disclosure Schedule and, with respect to Buyer, shall mean the actual knowledge as of the specified date of the Persons whose names are set forth on Schedule 1.1 to the Buyer Disclosure Schedule.

“Law” shall mean any law, treaty, statute, ordinance, code, rule, regulation, program, judgment, decree, order, award, injunction or other restriction imposed by any Governmental Entity in the proper exercise of its jurisdiction.

“Lender” shall have the meaning set forth in Section 6.13(e)(i).

“Leveraged Tax Lease Business” shall have the meaning set forth in Section 6.13(d)(i).

“Limit” shall have the meaning set forth in Section 9.1(a).

“Litigation” shall have the meaning set forth in Section 3.8.

“Losses” shall have the meaning set forth in Section 9.2.

“Material Insurance Approvals” shall mean the approvals set forth in Annex C.

“Material Insurance Filings” shall mean the filings described in Annex C.

“Medium-Term Note Business” shall have the meaning set forth in Section 6.13(d)(i).

“Moody’s” means Moody’s Investors Service Inc. or its successor.

“Noncompete Period” shall have the meaning set forth in Section 6.6(c)(i).

“Notice Period” shall have the meaning set forth in Section 9.6(b).

“NYSE” means the New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 3.27.

“Optional Cash Amount” shall mean $8.10 multiplied by the number of Option Shares.

“Option Shares” shall mean the number of Buyer Common Shares (not to exceed 22,283,951) specified in writing by Buyer to Seller not less than 4 Business Days prior to the Closing Date.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement and articles or certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.

“Other Securities” means any securities of the same class as any Registrable Securities that are not the Registrable Securities.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes (and assessments and other governmental charges) not yet due and payable or due, but not delinquent, or being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers’ or other like Encumbrances (including Encumbrances created by operation of Law), (c) Encumbrances in respect of easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be disclosed by a physical inspection of the property or a current survey or title report or other public record, in each case that do not have a material adverse effect on the value, transferability or current use of the underlying asset, (d) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of statutory obligations, surety and appeal, bonds, bids, leases, government Contracts and similar obligations in each case in the ordinary course of business, (e) municipal by-laws, development restrictions or regulations, facility cost sharing and servicing Contracts and zoning, building or planning restrictions or regulations, (f) Encumbrances and defects or irregularities in title or other Encumbrances that, in each case under this clause (g), do not materially affect the value, transferability or current use of the underlying asset or property or otherwise materially impair the business operations at such property and (h) Encumbrances expressly contemplated by this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Piggyback Notice” shall have the meaning set forth in Section 6.19(a).

“Piggyback Registration” shall have the meaning set forth in Section 6.19(a).

“Potential Contributor” shall have the meaning set forth in Section 9.8.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.1.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, any issuer free writing prospectus related thereto, and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchase Price” shall mean the Cash Consideration and the Share Consideration.

“Put Shares” shall mean Director Shares issued and outstanding as of the Closing Date that are put to the Company after the Closing Date pursuant to the Share Purchase Program Agreement, or otherwise purchased by the Company.

“Rating Agencies” shall mean S&P, Moody’s and Fitch.

“Real Property” shall have the meaning set forth in Section 3.16.

“Real Property Lease” shall have the meaning set forth in Section 3.16(b).

“Registrable Securities” shall have the meaning set forth in Section 6.18(b).

“Registration Expenses” shall have the meaning set forth in Section 6.18(f).

“Registration Statement” shall have the meaning set forth in Section 6.18(a).

“Regulatory Approvals” shall have the meaning set forth in Section 3.11.

“Regulatory Authorities” shall have the meaning set forth in Section 3.7(b).

“Representatives” shall have the meaning set forth in Section 6.3(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., or its successor.

“SAP” shall mean the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted, permitted, revised or promulgated by the respective states of incorporation of the Insurance Subsidiaries and applied in a consistent manner throughout the periods involved.

“Satisfaction Date” shall have the meaning set forth in Section 2.2.

“SEC” shall mean the Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Director” shall have the meaning set forth in Section 6.9.

“Seller Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Seller Insurance Subsidiaries” shall have the meaning set forth in Section 3.4(e).

“Seller Notice of Termination” shall have the meaning set forth in Section 8.1(c).

“Seller Proceeding” shall have the meaning set forth in Section 5.7.

“Seller Share Percentage” shall mean (A) the total number of shares of common stock of the Company issued and outstanding (excluding treasury shares) as of the Closing Date (“Total Closing Shares”) minus (B) the number of Directors Shares issued and outstanding as of the Closing Date, divided by the number of Total Closing Shares.

“Seller’s Parent” shall have the meaning set forth in the Recitals.

“SERP” shall mean the Financial Security Assurance Holdings Ltd. 2004 Supplemental Executive Retirement Plan as amended from time to time, together with any predecessor or successor plan thereto, including the Financial Security Assurance Holdings Ltd. 1989 Supplemental Executive Retirement Plan.

“Share Consideration” shall mean 44,567,901 Buyer Common Shares, less any Option Shares, and less any Excess Shares, plus any Dilution Shares, as adjusted pursuant to Section 2.2(d) hereof.

“Share Purchase Program Agreement” shall mean the agreement entered into between the Company, Seller, Seller’s Parent (or its predecessor Dexia Public Finance Bank) and certain directors of the Company from time to time governing the acquisition, holding and disposition of Director Shares by such directors of the Company under the Director Share Purchase Program.

“Shares” shall have the meaning set forth in the Recitals.

“Soft Capital Facility” shall mean the $350 million soft capital facility provided to the Company by Bayerishe Landesbank pursuant to the $350,000,000 Third Amended and Restated Credit Agreement among FSA, FSA Insurance Company, various Banks and Bayerische Landesbank acting through its New York Branch Individually and as Agent, dated as of April 30, 2005.

“Soft Capital Waiver” shall have the meaning set forth in Section 6.25(b).

“Sovereign Guarantee” shall mean the sovereign guarantee described in Annex D.

“Straddle Period” shall have the meaning set forth in Section 5.3(a).

“Strip Coverage Liquidity Facility” shall have the meaning set forth in Section 6.13(d)(iii).

“Strip Coverages” shall have the meaning set forth in Section 6.13(e)(i).

“Strip Policy Claim” shall have the meaning set forth in Section 6.13(e)(i).

“Subsidiary” shall mean, as to any Person, any other Person Controlled by such first Person, whether directly or indirectly through one or more intermediaries.

“Tax” shall mean (i) any tax, assessment, duty, fee, or other charge imposed or collected by any government or political subdivision thereof or any Tax Authority thereunder, including any income, gross income, gross receipts, profits, capital stock, franchise, withholding, unemployment, property, ad valorem, stamp, excise, payroll, customs duties, sales, use, license, registration, lease, transfer, import, export, value added, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), (ii) any amounts due under any tax sharing, indemnity or similar agreement, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (iii) any tax due relating to any predecessor due as a result of transferee or successor liability.

“Tax Allocation Agreement” shall mean the Amended and Restated Tax Allocation Agreement by and among Seller, the Company, FSA, FSA Insurance Company,

Financial Security Assurance (U.K.) Limited, FSA Portfolio Management Inc. and Transaction Services Corporation, dated January 1, 2006.

“Tax Authority” shall mean any Governmental Entity responsible for the administration or imposition of any Tax.

“Tax Benefit” shall mean the value of any refund, credit or reduction in otherwise required Tax payments, including interest thereon, which value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises, whichever is later, using (a) the highest marginal Tax rate applicable to such item on such date and (b) the then Applicable Federal Rate.

“Tax Claim Notice” shall have the meaning set forth in Section 5.8.

“Tax Refund” shall mean a refund of Tax, credit against Tax, return of a deposit relating to Tax, or other similar payment, together with any interest thereon, additions thereto, or foreign currency gains or losses resulting therefrom.

“Tax Return” shall mean any return, report, declaration, information return, refund claim, schedule or other similar statement or information (including any amendments) required to be supplied to any Governmental Entity or subdivision thereof with respect to Taxes, however transmitted.

“Transaction Agreements” shall mean (a) the guaranty, security and other agreements to be entered into in connection with the transaction relating to the Financial Products Business having the terms set forth in Annex D, (b) the FSA Global Funding Business Separation Agreement, (c) the FSA Global Strip Coverage Liquidity Facility and (d) if Seller does not elect to cause a FP Subsidiaries Transaction, the FSAM Asset Management Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.9.

“U.S. Dollars” shall mean the lawful tender of the United States of America.

“Voting Agreement” shall mean the voting agreement entered into on or about the date hereof between certain WL Ross Funds and Buyer, pursuant to which such WL Ross Funds agree to vote at the Buyer Shareholders Meeting the Buyer Common Shares which they beneficially own.

Section 1.2      Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3      Other Definitional Provisions. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)       The term “$” shall mean U.S. Dollars. All payments and adjustments hereunder shall be made in U.S. Dollars.

(d)      The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(e)       The word “or” will be inclusive and not exclusive unless the context requires otherwise.

ARTICLE II

Purchase and Sale of Shares

Section 2.1      Purchase and Sale of Shares. On the terms and subject to the conditions set forth in Article VII, Seller will sell, convey, assign, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.2      Closing; Delivery and Payment. The delivery of the Shares and the payment of the Purchase Price (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York at 10:00 A.M. New York time on the fifth Business Day after the date on which all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived (the date on which all of the conditions are satisfied or waived, the “Satisfaction Date”); provided, however, that if the Issuance has not occurred prior to the Satisfaction Date, Buyer may elect, by delivery of written notice to Seller within one Business Day after the Satisfaction Date, to postpone the Closing until a date not more than 45 days after the Satisfaction Date; provided, further, that if the Buyer so notifies Seller, (A) the conditions to the Closing set forth in Sections 7.2(a), 7.2(b) and 7.2(f) (and any right of Buyer to terminate this Agreement pursuant to Section 8.1(b), 8.1(d) or 8.1(e)) shall be deemed to be irrevocably waived by Buyer and (B) the Cash Consideration shall be increased by an amount of interest (calculated at 30 day LIBOR in effect on the Satisfaction Date as reported in the Wall Street Journal) for the period between the fifth day after the Satisfaction Date to, but not including, the Closing Date. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

Section 2.3      Payment on the Closing Date. (a) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Closing.

(i)            Buyer shall pay the Cash Consideration by wire transfer of immediately available funds to the bank account or accounts specified by Seller; and

(ii)           Buyer shall issue to Seller or its designated Affiliate the Share Consideration.

(b)      [Reserved.]

(c)       In furtherance of, and not in limitation of, any of Buyer’s obligations pursuant to this Agreement, Buyer shall keep Seller reasonably informed regarding the status of Buyer’s financing in connection with the transaction contemplated hereby and, on each of the Satisfaction Date and no less than three (3) Business Days prior to the Closing Date, inform Seller in writing of the total number of Additional Issued Buyer Common Shares expected to be issued on the Closing Date, if any, and the issue price of such shares.

(d)      If, between the date of this Agreement and the Closing Date, the outstanding Buyer Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if Buyer declares or pays dividends (other than the quarterly dividend paid by Buyer consistent with past practice), an appropriate and proportionate adjustment shall be made to the Share Consideration.

(e)       If prior to the Closing Date the Buyer (other than pursuant to the Issuance, or any issuance of Buyer Common Shares pursuant to an employee benefits plan) issues new Buyer Common Shares (or other securities that are convertible into or exchangeable for or otherwise linked to Buyer Common Shares) at a purchase (or reference, implied, conversion, exchange or comparable) price per share of less than $8.10 (a “Dilutive Issuance”) then Buyer shall issue to Seller at the Closing Date an additional number of Buyer Common Shares (the “Dilution Shares”) with an aggregate value as of the Closing Date (measured based on the average of the volume weighted average price per share for each of the twenty (20) NYSE trading day period ending three (3) Business Days prior to the Closing Date) equal to the Dilution Amount. The “Dilution Amount” shall mean (x) the number of Buyer Common Shares issued (or that upon conversion or exchange would be issuable) as a result of such Dilutive Issuance, multiplied by (y) the positive difference if any between $8.10 and the purchase (or reference, implied, conversion, exchange or comparable) price per share received by Buyer in such Dilutive Issuance, multiplied by (z) the percentage of the issued and outstanding share capital of Buyer represented by the Share Consideration as of the Closing Date (without taking into account any Dilution Shares issued to Seller on such date)

(f)       Buyer at its option may by written notice delivered to Seller not less than three (3) Business Days prior to the Closing Date elect to pay $8.10 per share in lieu of up to 22,283,951 Buyer Common Shares that would otherwise be delivered as part of the Purchase Price.

ARTICLE III

Representations and Warranties of Seller

Except as otherwise (1) set forth in the correspondingly numbered section of the disclosure schedule, delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedule”), (2) set forth in the registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) filed by the Company with the SEC on or after December 31, 2007 and on or prior to the date hereof or (3) the Company November 10-Q (but excluding, in the case of (2) and (3), any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), Seller represents and warrants to Buyer as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 3.1      Organization and Authority of Seller and Seller’s Parent; Execution and Delivery. (a)(i) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, has all requisite corporate power and authority, and has taken all requisite corporate and other action necessary to duly authorize the execution, delivery and performance of its obligations under this Agreement and the other Transaction Agreements to which Seller is or will be a party and to consummate the transactions contemplated hereby or thereby. (ii) Seller’s Parent is a French share company licensed as a bank under French law, duly organized, validly existing and in good standing under the Laws of France, has all requisite corporate power and authority, and has taken all requisite corporate and other action necessary to duly authorize the execution, delivery and performance of its obligations under this Agreement and the other Transaction Agreements to which Seller’s Parent is or will be a party and to consummate the transactions contemplated hereby or thereby.

(b)      (i) This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Each Transaction Agreement to which Seller is or will be a party has been or will be at the time of execution duly executed and delivered by Seller and constitutes or will constitute at the time of execution a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms. (ii) This Agreement has been duly executed and delivered by Seller’s Parent and constitutes the legal, valid and binding obligation of Seller’s Parent, enforceable in accordance with its terms.

(c)     Neither the execution and delivery by Seller of this Agreement or any of the Transaction Agreements to which Seller is or will be a party or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will, except as may result from any facts or circumstances relating to Buyer, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Encumbrance upon, any of the Shares, under (A) the Organizational Documents of Seller, the Company or any Company Subsidiary, (B) any material note, instrument, mortgage, lease, franchise or financial obligation to which Seller is a party or by which Seller is bound or (C) any Court Order to which Seller, the Company or any Company Subsidiary is a party or by which Seller, the Company or any Company Subsidiary is bound, other than, in the case of clauses (B) and (C) above, any such violations, breaches, defaults or Encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.2      Organization and Qualification of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of New York.

(b)      The Company has the corporate power and authority to own, operate or lease its properties and assets and to carry on its business as it has been and is currently being conducted, and is duly qualified and licensed to do business and, to the extent applicable in the relevant jurisdiction, is in good standing, in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.3      Capitalization of the Company. (a) The authorized capital stock of the company consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 33,517,995 are issued (corresponding to 33,345,993 outstanding shares and 172,002 treasury shares), and 20,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. The Shares, together with the Director Shares, represent all of the Equity Interests in the Company that are issued and outstanding on the date hereof. The Shares have been (or, to the extent issued after the date hereof, will be as of the Closing Date) duly authorized and validly issued, and are (or, to the extent issued after the date hereof, will be as of the Closing Date) fully paid, nonassessable, and owned beneficially and of record by Seller free and clear of any Encumbrances. There are (and as of the Closing Date, shall be) no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any of the Shares. None of the Shares was issued in violation of, and are not subject to, any preemptive rights. None of the Shares was issued in violation of any Law.

(b)      There are no (i) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (ii) bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any Equity Interest of the Company on any matter or (iii) “phantom” equity rights, profits interest, performance equity rights, profit participations or other similar agreements or commitments that give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in the Company.

Section 3.4      Company Subsidiaries. (a) Schedule 3.4(a) of the Seller Disclosure Schedule lists the name of each Person which, as of the date hereof, directly or indirectly, owns outstanding Equity Interests in any Company Subsidiary and the percentage of the outstanding Equity Interests so owned. The Company has no Subsidiaries other than the Company Subsidiaries.

(b)      Each Company Subsidiary currently conducting business is duly organized or formed, as the case may be, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the Laws of its jurisdiction of organization or formation, as the case may be. Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company and the Company Subsidiaries set forth in Schedule 3.4(b) hereto.

(c)       Each Company Subsidiary has the power and authority to own, operate or lease its assets and to carry on and conduct its business as it is currently being conducted, and is duly qualified and licensed to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to have a Company Material Adverse Effect.

(d)      There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests of the Company Subsidiaries to which the Company or any of the Company Subsidiaries are a party.

(e)       The Company conducts its insurance operations through the Company Subsidiaries listed in Schedule 3.4(e) of the Seller Disclosure Schedule (collectively, the “Seller Insurance Subsidiaries”). The Seller Disclosure Schedule sets forth the states or jurisdictions where the Seller Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes, where the Seller Insurance Subsidiaries are licensed and each state or other jurisdiction where the transactions contemplated by this Agreement will require the Buyer to obtain “change in control” approvals from state insurance regulators.

Section 3.5      Financial Statements. (a) Except as otherwise specified therein, the Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates specified therein and the consolidated results of operations and consolidated cash flows for the periods specified therein, in accordance with the applicable GAAP. Notwithstanding anything to the contrary herein, Seller makes no representation or warranty as to the adequacy of the recorded reserves for losses or loss adjustment expenses made in the Company Financial Statements, the Company November 10-Q or otherwise.

(b)      Except for (i) liabilities and obligations reflected on the Company Financial Statements or the Company November 10-Q, (ii) liabilities and obligations incurred since December 31, 2007 in the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries (including insurance policy liabilities), (iii) liabilities and obligations not required by GAAP or SAP to be reflected in the Company Financial Statements or the Company November 10-Q and (iv) liabilities and obligations which would not be reasonably likely to have a Company Material Adverse Effect, as of the date hereof neither the Company nor any of the Company Subsidiaries has any liability, whether contingent, accrued or otherwise, required by GAAP or SAP, as applicable and as in effect on the date hereof, to be reflected on a balance sheet.

Section 3.6      Absence of Certain Changes or Events. Except to the extent relating to the execution and delivery of this Agreement and the transactions contemplated hereby, or as otherwise disclosed in the Company Financial Statements or the Company November 10-Q, since December 31, 2007 through the date hereof, (a) the Company and the Company Subsidiaries, taken as a whole, have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been a Company Material Adverse Effect.

Section 3.7      Permits. (a) The Company and each of the Company Subsidiaries holds all permits, licenses, certificates of authority, waivers, franchises, orders, approvals, concessions, filings, governmental qualifications, registrations and other approvals or authorizations issued or provided by Governmental Entities under all applicable Laws, which are necessary for them to own or use their assets and properties or operate their businesses as currently conducted (the “Company Permits”), except for those Company Permits the failure of which to hold would not be reasonably likely to have a Company Material Adverse Effect.  There is not pending, nor to the Knowledge of Seller threatened, against the Company or any of the Company Subsidiaries, any proceeding with or by any Governmental Entity which contests the validity of any Company Permits or seeks the revocation, termination, suspension, modification or impairment of any Company Permits which would be reasonably likely to have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) all of the Company Permits are valid and in full force and effect and (ii) neither the Company nor any of the Company Subsidiaries is in default of any Company Permits beyond any applicable cure period.

(b)      Neither the Company nor any of the Company Subsidiaries is a party to or is subject to any material order, decree, supervisory agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any foreign, federal or state governmental agency or authority charged with the supervision or regulation of insurance companies or issuers of securities or the supervision or regulation of it or any of the Company Subsidiaries (collectively, the “Company Regulatory Authorities”). Neither the Company nor any of the Company Subsidiaries has been advised by any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such material order, decree, supervisory agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

Section 3.8      Litigation. (a) There are no civil, criminal, arbitral or administrative claims, actions, suits, demands, proceedings, hearings or investigations (“Litigation”) pending or, to the Knowledge of Seller, threatened against the Company or any of the Company Subsidiaries which (if determined adversely to the Company or the Company Subsidiaries), individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect and (b) without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity since December 31, 2007 alleging any violation of any Law or Court Orders which would be reasonably likely to have a Company Material Adverse Effect.

Section 3.9      Compliance with Law. (a) Since December 31, 2007, the Company and the Company Subsidiaries have complied with all applicable Law and Court Orders, other than those instances of noncompliance which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(b)      Except as would not be reasonably likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have collected, maintained, processed, transmitted and used data, at all times, in all material respects in accordance with the applicable Law, including those affecting or relating to privacy and data protection, and the privacy rights of individuals to which the data pertain.

(c)       Neither the Company nor any of the Company Subsidiaries is subject to any outstanding judgment, award, order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, any Governmental Entity that restricts in any material respect the conduct of its business as currently conducted, nor, to the Knowledge of Seller, has the Company or any of its Subsidiaries been advised in writing or verbally since December 31, 2007 by any Governmental Entity that it is considering issuing or requesting any such agreement.

Section 3.10    Contracts. (a) Schedule 3.10(a) of the Seller Disclosure Schedule lists the following Contracts to which the Company or one of the Company Subsidiaries is a party as of the date hereof (each Contract required to be listed on Schedule 3.10(a) of the Seller Disclosure Schedule, an “Identified Contract”);

(i)            any Contract for the purchase by the Company or such Company Subsidiary of supplies or equipment which the Company or such Company Subsidiary reasonably anticipates will involve the annual payment of more than $500,000 individually or $1,000,000 in the aggregate after the date hereof;

(ii)           any Contract relating to the acquisition or disposition outside the ordinary course of business of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) the value of which exceeds $1,000,000;

(iii)          any Contract relating to Debt incurred by the Company or any of the Company Subsidiaries under which at least $10,000,000 is outstanding or is available to be drawn;

(iv)          any Contract relating to outstanding letters of credit or performance bonds pursuant to which the Company or any of the Company Subsidiaries has a reimbursement obligation or that create any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case, in respect of the obligation of any Person to make payments or perform services with a value of at least $1,000,000 and, in each case, other than financial guarantees or surety bonds made in the ordinary course of business;

(v)           any Contract between Seller or an Affiliate of Seller (other than the Company or any of the Company Subsidiaries) and the Company or any of the Company Subsidiaries, other than those entered into in the ordinary course of business (each, an “Intercompany Contract”);

(vi)          any material labor Contract with any labor union;

(vii)         any Contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(viii)        any material joint venture, partnership, strategic alliance or other similar Contract (excluding introducing broker agreements);

(ix)           any material master reinsurance agreement applicable to insurance in force written by any Company Subsidiary, and any master reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has existing rights, obligations or liabilities;

(x)             any material reinsurance, excess of loss, quota share or “stop loss” agreement, other than those entered into in the ordinary course of business;

(xi)           any Insurance Contract in respect of which the Company or a Company Subsidiary may be required pursuant to the terms thereof to make payments (other than credit protection payments) or post collateral as a result of either (A) a requirement that the Company or Company Subsidiary post collateral pursuant to a credit support annex, other credit support document or similar arrangement; or (B) a mark-to-market termination payment that is payable by the Company or a Company Subsidiary upon the termination of a swap transaction for a reason other than the failure by the Company or a Company Subsidiary to pay pursuant to an Insurance Contract or an insolvency event relating to the Company or a Company Subsidiary;

(xii)          any Contract containing covenants that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities);

(xiii)         any Contract for the employment of any individual (A) on a part- time, consulting, or other basis providing annual compensation in excess of $1,000,000 or (B) on a full-time basis in the United States;

(xiv)        any agreement under which the Company or a Company Subsidiary has advanced or loaned any material amount of money to any of its directors or officers;

(xv)         any Insurance Contract in respect of which the insured obligation constitutes an asset-backed security (including a collateralized debt obligation) that is backed by a pool of other mezzanine asset-backed securities (including collateralized debt obligations); and

(xvi)        any contract with any Governmental Entity that imposes any material obligation or restriction on the Company or the Company Subsidiaries.

(b)           Each Identified Contract (other than those that terminated or expired in accordance with their respective terms) is valid, binding, in full force and effect and enforceable against the Company or the Company Subsidiary party thereto, none of the Company nor any of the Company Subsidiaries is in breach or default under any Identified Contract and, to the

Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, under any Identified Contract by any party thereto, except where the failure to be so valid, binding, in full force and effect or enforceable, or such breach or default, would not be reasonably likely to have a Company Material Adverse Effect. No consent is required from any Person under any Identified Contract in order to consummate the transactions contemplated by this Agreement, except for those consents which, if not obtained, would not be reasonably likely to have a Company Material Adverse Effect. Except as would not be reasonably likely to have a Company Material Adverse Effect, no Identified Contract contains any provision that would allow the other party or parties thereto to terminate such Identified Contract as a result of the transactions contemplated hereby.

(c)       Schedule 3.10(c) of the Seller Disclosure Schedule lists each Contract between Seller or an Affiliate of Seller (other than the Company or any of the Company Subsidiaries) and the Company or any of the Company Subsidiaries.

Section 3.11    Consents and Approvals. Except for (a) the filings, permits, authorizations, consents, approvals and notices required under the HSR Act and (b) the Insurance Approvals, no filings, permits, authorizations, consents, approvals or notices (“Regulatory Approvals”) are required to be made or obtained by Seller, the Company or any of the Company Subsidiaries with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or any of the Transaction Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except those filings, permits, authorizations, consents, approvals or notices which if not made or obtained would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.12    Tax Matters. Except as would not be reasonably likely to have a Company Material Adverse Effect:

(a)     the Company and the Company Subsidiaries have filed all material Tax Returns (or such Tax Returns have been filed on behalf of the Company and the Company Subsidiaries) required to be filed on or before the Closing Date, all such Tax Returns were correct and complete in all material respects, and all Taxes shown as being due on any such Tax Returns by any of the Company and the Company Subsidiaries have been paid or reserved for in compliance with GAAP;

(b)     neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

(c)     neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d)     no claim has ever been made in writing to the Company or any of the Company Subsidiaries by an authority in a jurisdiction where the Company or the Company Subsidiaries does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction;

(e)       neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and the Company Subsidiaries) as a member of a consolidated or affiliated group or as a transferee or successor, by contract, or otherwise;

(f)       as of the date hereof, there are no Encumbrances (other than Permitted Encumbrances) with respect to any Taxes upon any of the assets and properties of the Company or any of the Company Subsidiaries;

(g)      Tax reserves have been computed and maintained in the manner required under sections 807, 832, 954 and 846 of the Code;

(h)      no Tax Return of the Company or Company Subsidiaries is under audit or examination by any Tax Authority, and no notice of such an audit or examination has been received by Seller, the Company or any Company Subsidiaries nor does the Company or any of the Company’s Subsidiaries have any knowledge of or reason to believe that a Tax Authority is about to commence an examination or audit, and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or the Company Subsidiaries;

(i)        since December 31, 2005, neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code;

(j)        none of the Company or the Company Subsidiaries, or any Affiliate thereof with respect to the Company or any of the Company Subsidiaries, has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or been a “material advisor” or “promoter” (as those terms are or have been defined in Sections 6111 and 6112 of the Code) in: (i) any “reportable transaction” within the meaning of Sections 6011, 6662A, and 6707A of the Code; (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code; and since the Seller Acquisition Date no Tax Return of Seller has contained disclosure statements under Section 6662 of the Code.

Section 3.13    Employee Benefits. (a) None of Seller, the Company or any of their ERISA Affiliates maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to: (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in section 3(37) of ERISA); (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or (iii) any employment agreement or consulting agreement.

(b)      Buyer has been supplied with a true and correct copy of each of the plans, programs, policies, arrangements and agreements listed on Schedule 3.13(b) to the Seller Disclosure Schedule (referred to hereinafter as “Benefit Plans”).

(c)       All Benefit Plans comply and have been administered in form and in operation in all material respects in accordance with their terms and with all applicable requirements of Law (including, in the case of any Benefit Plan which is an employee pension benefit plan intended to be qualified under Section 401(a) of the Code, the requirements of sections 401(a) and 501(a) of the Code), and no event has occurred which would reasonably be expected to cause any such Benefit Plan to fail to comply with such requirements, and no notice has been issued by any Governmental Authority challenging such compliance

(d)      Each Benefit Plan which is an employee pension benefit plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the IRS with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred which would be reasonably likely to give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

(e)       There have been no non-exempt “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan to which sections apply and none of Seller, the Company or any of their ERISA Affiliates has engaged in any such non-exempt prohibited transaction.

(f)       There have been no acts or omissions by Seller, the Company or any of their ERISA Affiliates which have given rise to or would reasonably be expected to give rise to any material interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Seller, the Company or any of their ERISA Affiliates would be reasonably likely to be liable or under Section 409A of the Code for which Seller, the Company or any of its ERISA Affiliates or any participant in any Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) would be reasonably likely to be liable.

(g)      There are no material actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Benefit Plan or the assets thereof and no facts exist which could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).

(h)      Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in (i) the entitlement of any Person to any benefit under any Benefit Plan, (ii) the acceleration of the time of payment or vesting, or an increase in the amount, of any compensation due to any Person under any Benefit Plan, or (iii)

any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(i)        No Benefit Plan is subject to title IV of ERISA.

(j)        Each Benefit Plan which constitutes a “group health plan” (as defined in section 607(i) of ERISA or section 4980B(g)(2) of the Code) has been operated materially in compliance with applicable law, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable.

(k)       None of Seller, the Company or any of their ERISA Affiliates has any material liability or contingent liability for providing, under any Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law.

(l)        All accrued liabilities under the DCP and the SERP have been accrued under financial statements of the Company. The Company has allocated Company funds intended to equal to such liabilities in trust.

(m)      There are no plans or arrangements providing pensions or retirement benefits on a defined benefit basis which are or have been established or operated by the Company or any of the Company Subsidiaries outside of the U.S. or in which the Company or any of the Company Subsidiaries outside of the U.S. participates in, or with respect to which the Company or any of the Company Subsidiaries currently has or would reasonably be expected to have following the date hereof, any liability, contingent or otherwise.

(n)      Neither the Company nor any of the Company Subsidiaries has any outstanding material liability to provide benefits on early retirement or redundancy as a result of the application of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) or the Transfer of Undertakings (Protection of Employment) Regulations 1981 (SI 1981/1794) that arose as a result of a transfer of undertakings that occurred prior to the date hereof and to which such regulations applied.

(o)      There has been no act or omission that would impair the ability of Seller and the Company Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Benefit Plan.

(p)      All Benefit Plans that are nonqualified deferred compensation plans subject to Section 409A of the Code have been operated in good faith compliance with Section 409A and the terms of such Benefit Plans have been amended to comply with Section 409A.

(q)      Schedule 3.13(q) to the Seller Disclosure Schedule sets forth a summary of the aggregate numbers, by year of grant, of currently outstanding performance shares share awards granted pursuant to the Financial Security Assurance Holdings Ltd. 2004 Equity Participation Plan together with the vesting schedules of such performance share awards.

(r)       None of the Seller, the Company nor any of their ERISA Affiliates contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan as defined in Section 3(37) of ERISA.

Section 3.14    Brokers and Finders. None of Seller, the Company, or any of the Company Subsidiaries has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Buyer or by the Company or the Company Subsidiaries.

Section 3.15    Intellectual Property. Except as would not be reasonably likely to have a Company Material Adverse Effect:

(a)       to the Knowledge of Seller, the operation of the business of the Company and the Company Subsidiaries does not infringe or misappropriate the intellectual property rights of any third party;

(b)      neither the Company nor the Company Subsidiaries have received any written notice from any third party, and, to the Knowledge of Seller, there is no other assertion or pending threat from any third party, that the operation of the business of the Company or any of the Company Subsidiaries infringes or misappropriates the intellectual property rights of any third party;

(c)       the Company and the Company Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or Governmental Entity which restricts or impairs the use of any of their intellectual property rights; and

(d)      to the Knowledge of Seller, the Company and the Company Subsidiaries own or otherwise have the right to use all intellectual property rights that are necessary for the operation of their business as currently conducted.

Section 3.16    Real Property. Neither the Company nor any of the Company Subsidiaries owns any real property. Schedule 3.16 of the Seller Disclosure Schedule lists, as of the date hereof, all real property leased to the Company and the Company Subsidiaries (the “Real Property”). With respect to the Real Property, and except for matters which would not be reasonably likely to have a Company Material Adverse Effect:

(a)       the Company or one of the Company Subsidiaries has a valid leasehold interest (or local equivalent thereof) in the Real Property free and clear of any Encumbrances, except for Permitted Encumbrances;

(b)      to the Knowledge of Seller, except for leases and subleases to third parties by the Company or any of the Company Subsidiaries (each, a “Real Property Lease”), there are no leases, subleases, licenses, concessions, or other agreements entered into by the Company or any of the Company Subsidiaries granting to any Person the right of use or occupancy to any portion of the Real Property; and

(c)       to the Knowledge of Seller, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default, beyond any cure period, under any Real Property Lease by any party thereto.

Section 3.17    Environmental Matters. Except as would not be reasonably likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries: (a) are not in violation of any applicable Environmental Laws; (b) have not generated, stored, used, emitted, discharged, released or disposed of any Hazardous Substances, except as permitted under applicable Environmental Laws; and (c) have not installed any asbestos-containing materials, polychlorinated biphenyls or underground storage tanks at, on or under the facilities of the Companies or the Company Subsidiaries, except in compliance with applicable Environmental Laws.

Section 3.18    Labor and Employee Matters. (a) Since December 31, 2007 until the date hereof, there has not been any organized effort or demand for recognition by any labor organization and, to the Knowledge of Seller, no labor union, confederation or association requested or sought to represent any of the Employees. As of the date hereof, there are no material unfair labor practice charges or complaints against the Company or any of the Company Subsidiaries pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board (or any local equivalent thereof). There are no pending or, to the Knowledge of Seller, threatened, union grievances against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

(b)      Since December 31, 2007 until the date hereof, there has not been any labor dispute, strike, work-stoppage or labor slow-down against the Company and the Company Subsidiaries, except for those that would not be reasonably likely to have a Material Adverse Effect.

Section 3.19    Regulatory Filings. (a) Seller has heretofore made available for inspection by Buyer (i) each annual or quarterly statement filed with or submitted to any insurance regulatory authorities by any of the Seller Insurance Subsidiaries required to make such filings since December 31, 2006 (collectively, the “Company SAP Statements”) and (ii) any material reports of examination of any of the Seller Insurance Subsidiaries required to make such a report, issued by any insurance regulatory authority, in any case, since December 31, 2006. Each of the Seller Insurance Subsidiaries has filed or submitted on a timely basis all Company SAP Statements required to be filed with or submitted to the applicable Governmental Entity in its respective state of domicile and of any state where it is licensed except where the failure to file or submit on a timely basis would not be reasonably likely to have a Company Material Adverse Effect. The Company SAP Statements present fairly in accordance with SAP, in all material respects, the financial conditions and results of operations of the Seller Insurance Subsidiaries as of and for the periods therein specified (except as may be indicated therein or in the notes, exhibits or schedules thereto). No material deficiencies have been asserted in writing by any Governmental Entity with respect to any Company SAP Statement which has not been cured, waived or otherwise resolved to the material satisfaction of such Governmental Entity.

(b)      The reserves and other liability amounts established or reflected on each Company SAP Statement, including reserve and other liability amounts in respect of insurance policies, (i) were determined in accordance with U.S. generally accepted actuarial standards applied in all material respects on a consistent basis for the periods presented and based on reasonable actuarial assumptions and (ii) are in compliance in all material respects with the requirements of applicable Law.

(c)       To the Knowledge of Seller, the Company and the Company Subsidiaries maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial and statutory statements of the Company and the Company Subsidiaries, (iii) access to the Company’s and the Company Subsidiaries’ assets is permitted only in accordance with management’s authorization and (iv) the reporting of the Company’s and the Company Subsidiaries’ assets is compared with existing assets at reasonably regular intervals.

Section 3.20    Insurance Contracts. (a) All insurance policy forms issued by the Seller Insurance Subsidiaries (“Company Insurance Contracts”) are, to the extent required by Law, on forms approved by all applicable Governmental Entity or filed with and not objected to by such Governmental Entity within the period provided by Law for objection, subject to such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. All premium rates of the Seller Insurance Subsidiaries (including rates with respect to Company Insurance Contracts) that are required to be filed with or approved by any insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable anti-discrimination Laws, federal or state, and all applicable Insurance Laws, except for any failure to be so filed or approved or to so comply as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(b)      Except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Seller Insurance Subsidiaries have marketed, sold and issued the Insurance Contracts in compliance with all Law relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance contracts, and (iii) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies.

Section 3.21    Reinsurance Agreements. No Seller Insurance Subsidiary is in default as to any provision of any reinsurance agreements to which such Seller Insurance Subsidiary is a party (the “Company Reinsurance Agreements”) except for defaults which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Each Seller Insurance Subsidiary was entitled to take credit in its most recent Company SAP Statement in accordance in all material respects with SAP for that portion of any such Reinsurance Agreement as to which credit was taken in such statements.

Section 3.22    Commission Reports. Since December 31, 2007, the Company has timely filed all reports, proxy statements and other information required to be filed by it pursuant to Section 13(a) of the Exchange Act (the “Company Commission Reports”). The Company Commission Reports, when filed, declared effective, or mailed, as applicable, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding comments from the SEC with respect to any Company Commission Report.

Section 3.23    Insurance Permits. Except as would not be reasonably likely to have a Company Material Adverse Effect, (a) each of the Seller Insurance Subsidiaries has all insurance licenses the use and exercise of which are necessary for the conduct of their respective insurance businesses as now conducted, (b) the business of each of the Seller Insurance Subsidiaries is being conducted in compliance, in all material respects, with all such insurance licenses, (c) all such insurance licenses are in full force and effect and (d) there is no proceeding or investigation pending or, to the Knowledge of Seller, threatened with respect to the cancellation, suspension or non-renewal of such insurance licenses.

Section 3.24    Reserves. To the Knowledge of Seller, since January 1, 2008, no applicable department of insurance has alleged in writing that the loss and loss adjustment reserves carried on the Company SAP Statements by any of the Seller Insurance Subsidiaries are not in material compliance with applicable statutory requirements.

Section 3.25    Financial Examinations. Seller has made available to Buyer true, correct and complete copies of the reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations of any of the Seller Insurance Subsidiaries conducted by any Governmental Entity since January 1, 2006.

Section 3.26    Portfolio Investments. Except for permitted practices approved by a state department of insurance, all admitted assets included in the investment portfolios of each of the Seller Insurance Subsidiaries as of the date of this Agreement comply in all material respects with the applicable Insurance Laws of the state of domicile to which such Seller Insurance Subsidiary is subject relating thereto.

Section 3.27    FCPA. (a) None of the Company, any Company Subsidiary nor, to the Knowledge of Seller, any director, officer, agent or employee of the Company or any Company Subsidiary, acting in such capacities, has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, and (b) the Company and the Company Subsidiaries have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.28    OFAC. To the Knowledge of Seller, none of the Company, any Company Subsidiary or any director, officer, agent or employee of the Company or any Company Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Seller will not knowingly directly or indirectly use the Cash Consideration, or knowingly lend, contribute or otherwise make available such proceeds, to any of its Subsidiaries, joint venture partners or other Persons or entities, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.29    Intercompany Leverage Lease Financing. Each of the Company, each Company Subsidiary and Premier International Funding Co., in relation to the periodic payments with respect to leveraged lease financing arrangements and instruments, in all material respects: (a) has followed consistent and proper recordkeeping and accounting practices under GAAP or IFRS and applicable Law; (b) is in compliance with and has performed as required under the related leveraged lease transaction operative documents; (c) has executed previously due and payable periodic payments related to the lease, payment undertaking agreements and operative documents solely through journal entries made by either the Company, Company Subsidiaries or Premier International Funding Co. without the establishment, use or implementation of any daylight overdraft, other form of credit facility or guarantee thereof or other similar source of cash funding; (d) intends to make all future periodic payments related to the lease, payment undertaking agreements and any other operative documents in the same manner as (c) above and by doing so will be in compliance with the terms, conditions and requirements of the leveraged lease operative documents; and (e) had the authority to make the journal entries set forth above and will have the authority to make all necessary future journal entries.

Section 3.30    Securities Act. Seller is not acquiring the Share Consideration at Closing with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Share Consideration will not be, at Closing, registered under the Securities Act or any applicable state securities law, and that the Share Consideration may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. Seller is an “accredited investor” as defined in Section 501(a) under the Securities Act

Section 3.31    No Other Representations or Warranties. Buyer acknowledges and agrees that, except for the representations and warranties contained in this Article III, none of Seller, the Company, any Company Subsidiary or any other Person has made any express or implied representation or warranty on behalf of Seller, the Company or any Company Subsidiary. Buyer has not relied on any representation or warranty other than those set forth in this Article III. Buyer acknowledges that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the Company Subsidiaries, (b) has been furnished with or given adequate access to such information about the Company and the Company Subsidiaries as it has requested and (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it.

ARTICLE IV

Representations and Warranties of Buyer

Except as otherwise (1) set forth in the correspondingly numbered section of the disclosure schedule, delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Schedule”), or (2) set forth in the registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) filed by Buyer with the SEC on or after December 31, 2007 (but excluding, in the case of (2), any disclosures set forth in any risk factor section and in any section relating to forward- looking statements to the extent that they are cautionary, predictive or forward-looking in nature), Buyer represents and warrants to Seller as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 4.1      Organization and Authority of Buyer; Execution and Delivery.

(a)       Buyer is a corporation duly incorporated, validly existing as an exempted company in good standing under the Laws of the Islands of Bermuda, has all requisite corporate power and authority, and has taken all requisite corporate and other action necessary to duly authorize the execution, delivery and performance of its obligations under this Agreement and the other Transaction Agreements to which Buyer is or will be a party and to consummate the transactions contemplated hereby or thereby.

(b)      This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. Each Transaction Agreement to which Buyer is or will be a party has been or will be at the time of execution duly executed and delivered by Buyer and constitutes or will constitute at the time of execution a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

(c)       Neither the execution and delivery by Buyer of this Agreement or any of the Transaction Agreements to which Buyer is or will be a party or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will, except as may result from any facts or circumstances relating to Seller, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Encumbrance upon any of the Buyer Common Shares, under (i) the Organizational Documents of Buyer or any Subsidiary of Buyer, (ii) any material note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or by which Buyer is bound, or (iii) any Court Order to which Buyer or any Subsidiary of Buyer is a party or by which Buyer or any Subsidiary of Buyer is bound other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or Encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.2      Capitalization of Buyer. (a) The authorized share capital of Buyer consists of 500,000,000 common shares, par value $0.01 per share, of which 90,949,662 are issued and outstanding. All Buyer Common Shares to be issued in connection with this Agreement will be as of the Closing Date duly authorized and validly issued and the Buyer has permission under the Exchange Control Act 1972 (and the regulations thereunder) for the issue of such shares, and are (or, to the extent issued after the date hereof, will be as of the Closing Date) fully paid, nonassessable and free and clear of any Encumbrances. There are (and as of the Closing Date, shall be) no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any of the Buyer Common Shares to be issued in connection with this Agreement, and none of such shares will be issued in violation of, or be subject to, any preemptive rights, or in violation of any Law.

(b)      There are no (i) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Buyer or obligating Buyer to issue or sell any shares of capital stock of, or any other interest in, Buyer, (ii) bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any Equity Interest of Buyer on any matter or (iii) “phantom” equity rights, profits interest, performance equity rights, profit participations or other similar agreements or commitments that give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in Buyer.

Section 4.3      Subsidiaries of Buyer. (a) Schedule 4.3(a) of the Buyer Disclosure Schedule lists each Subsidiary of Buyer and the name of each Person which, as of the date hereof, directly or indirectly, owns outstanding Equity Interests in any such Subsidiary and the percentage of the outstanding Equity Interests so owned.

(b)      Each Subsidiary of Buyer currently conducting business is duly organized or formed, as the case may be, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the Laws of its jurisdiction of organization or formation, as the case may be.

(c)       Each Subsidiary of Buyer has the power and authority to own, operate or lease its assets and to carry on and conduct its business as it is currently being conducted, and is duly qualified and licensed to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to have a Buyer Material Adverse Effect.

(d)      There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests of the Subsidiaries of Buyer to which Buyer or any of the Subsidiaries of Buyer are a party.

(e)       Buyer conducts its insurance operations through Subsidiaries of Buyer listed in Schedule 4.3(e) of the Buyer Disclosure Schedule (collectively, the “Buyer Insurance  Subsidiaries”). The Buyer Disclosure Schedule sets forth the states or jurisdictions where the Buyer Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes, where the Buyer Insurance Subsidiaries are licensed and each state or other jurisdiction where the transactions contemplated by this Agreement will require Buyer to obtain “change in control” approvals from state insurance regulators.

Section 4.4      Financial Statements. (a) Except as otherwise specified therein, the Buyer Financial Statements present fairly, in all material respects, the consolidated financial position of the Buyer and its Subsidiaries as of the dates specified therein and the consolidated results of operations and consolidated cash flows for the periods specified therein, in accordance with the applicable GAAP. Notwithstanding anything to the contrary herein, Buyer makes no representation or warranty as to the adequacy of the recorded reserves for losses or loss adjustment expenses made in the Buyer Financial Statements or otherwise.

(b)      Except for (i) liabilities and obligations reflected in the Buyer Financial Statements, (ii) liabilities and obligations incurred since December 31, 2007 in the ordinary course of business consistent with past practice of the Buyer and its Subsidiaries (including insurance policy liabilities), (iii) liabilities and obligations not required by GAAP or SAP to be reflected in the Buyer Financial Statements and (iv) liabilities and obligations which would not be reasonably likely to have a Buyer Material Adverse Effect, as of the date hereof neither the Buyer nor any of its Subsidiaries has any liability, whether contingent, accrued or otherwise, required by GAAP or SAP, as applicable and as in effect on the date hereof, to be reflected on a balance sheet.

Section 4.5      Absence of Certain Changes or Events. Except to the extent relating to the execution and delivery of this Agreement and the transactions contemplated hereby, or as otherwise disclosed in the Buyer Financial Statements, since December 31, 2007 through the date hereof, (a) Buyer and its Subsidiaries, taken as a whole, have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been a Buyer Material Adverse Effect.

Section 4.6      Permits. (a) Buyer and each of its Subsidiaries holds all permits, licenses, certificates of authority, waivers, franchises, orders, approvals, concessions, filings, governmental qualifications, registrations and other approvals or authorizations issued or provided by Governmental Entities under all applicable Laws, which are necessary for them to own or use their assets and properties or operate their businesses as currently conducted (the “Buyer Permits”), except for those Buyer Permits the failure of which to hold would not be reasonably likely to have a Buyer Material Adverse Effect. There is not pending, nor to the Knowledge of Buyer threatened, against Buyer or any of its Subsidiaries, any proceeding with or by any Governmental Entity which contests the validity of any Buyer Permits or seeks the revocation, termination, suspension, modification or impairment of any Buyer Permits which would be reasonably likely to have a Buyer Material Adverse Effect. Except as would not have a Buyer Material Adverse Effect, (i) all of the Buyer Permits are valid and in full force and effect and (ii) neither the Buyer nor any of its Subsidiaries is in default of any Buyer Permits beyond any applicable cure period.

(b)      Neither Buyer nor any of its Subsidiaries is a party to or is subject to any material order, decree, supervisory agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any foreign, federal or state governmental agency or authority charged with the supervision or regulation of insurance companies or issuers of securities or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Buyer Regulatory Authorities”). Neither Buyer nor any of its Subsidiaries has been advised by any Buyer Regulatory Authority that such Buyer Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such material order, decree, supervisory agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

Section 4.7      Litigation. (a) There are no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries which (if determined adversely to Buyer or its Subsidiaries), individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect and (b) without limiting the generality of the foregoing, neither Buyer nor any of its Subsidiaries has received any notice from any Governmental Entity since December 31, 2007 alleging any violation of any Law or Court Orders which would be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.8      Compliance with Law. (a) Since December 31, 2007, Buyer and its Subsidiaries have complied with all applicable Law and Court Orders, other than those instances of noncompliance which, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect.

(b)      Except as would not be reasonably likely to have a Buyer Material Adverse Effect, Buyer and its Subsidiaries have collected, maintained, processed, transmitted and used data, at all times, in all material respects in accordance with the applicable Law, including those affecting or relating to privacy and data protection, and the privacy rights of individuals to which the data pertain.

(c)       Neither Buyer nor any of its Subsidiaries is subject to any outstanding judgment, award, order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, any Governmental Entity that restricts in any material respect the conduct of its business as currently conducted, nor, to the Knowledge of Buyer, has Buyer or any of its Subsidiaries been advised in writing or verbally since December 31, 2007 by any Governmental Entity that it is considering issuing or requesting any such agreement.

Section 4.9      Consents and Approvals. (a) Except for (i) the filings, permits, authorizations, consents, approvals and notices required under the HSR Act and (ii) the Insurance Approvals, no Regulatory Approvals are required to be made or obtained by Buyer or any of its Subsidiaries with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or any of the Transaction Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, except those filings, permits, authorizations, consents, approvals or notices which if not made or obtained would not be reasonably likely to have a Buyer Material Adverse Effect.

(b)     The Buyer Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of Buyer duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Buyer’s shareholders, (ii) directed that the issuance of Buyer Common Shares in connection with the Issuance be submitted to Buyer’s shareholders for approval at the Buyer Shareholders Meeting and (iii) resolved to recommend that Buyer’s shareholders approve the Issuance and the transactions contemplated thereby (collectively, the “Buyer Board Recommendation”).

Section 4.10    Tax Matters. (a) Each of the Buyer, Assured Guaranty Corp., Assured Guaranty Re Ltd. and Assured Guaranty Re Overseas Ltd. has received from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda to the effect that, in the event of there being enacted in Bermuda any legislation imposing Tax computed on profits or income or computed on any capital asset, gain or appreciation, or any Tax of the nature of estate duty or inheritance Tax, then the imposition of any such Tax shall not be applicable to the Buyer, Assured Guaranty Corp., Assured Guaranty Re Ltd. or Assured Guaranty Re Overseas Ltd. or any of their operations or their shares, debentures or other obligations, until March 28, 2016 (subject to certain provisos expressed in such assurance), and Buyer has not received any notification to the effect (and is not otherwise aware) that such assurances may be revoked or otherwise not honored by the Bermuda government.

(b)      Buyer does not believe that (1) either the Buyer or any of its Subsidiaries currently should be, or upon the sale of the Buyer Common Shares herein contemplated should be, (A) treated as a “passive foreign investment company” as defined in Section 1297(a) of the Code, (B) characterized as a “personal holding company” as defined in Section 542 of the Code, (C) except for Assured Guaranty US Holdings Inc., AG Financial Products Inc., Assured Guaranty Corp., Assured Guaranty Overseas US Holdings Inc., Assured Guaranty Re Overseas Ltd., AG Intermediary Inc. and Assured Guaranty Mortgage Insurance Company, considered to be engaged in a trade or business within the United States for purposes of Section 864(b) of the Code or (D) except for Assured Guaranty Finance Overseas Ltd. , Assured Guaranty (UK) Services Ltd. and Assured Guaranty (UK) Ltd., characterized as resident, managed or controlled or carrying on a trade through a branch or agency in the United Kingdom or (2) any U.S. Person who owns shares of the Buyer directly or indirectly through foreign entities should be treated as owning (directly, indirectly through foreign entities or by attribution pursuant to Section 958(b) of the Code) 10 percent or more of the total voting power of the Buyer or any of its non-U.S. Subsidiaries; provided that the Buyer makes no representation or warranty as to whether the Buyer or any of its affiliates would be treated as owning (directly, indirectly or by attribution pursuant to Section 958(b) of the Code) 10 percent or more of the total voting power of the Buyer or any of its non-U.S. Subsidiaries.

(c)       Assured Guaranty Re Ltd. intends to operate in a manner that is intended to ensure that either (i) the related Person insurance income of such company does not equal or exceed 20% of such company’s gross insurance income for any taxable year in the foreseeable future or (ii) at all times during each taxable year for the foreseeable future less than 20% of the voting power and less than 20% of the value of the shares of Assured Guaranty Re Ltd. is owned (directly or indirectly) by Persons who are (directly or indirectly) insured (each, an “insured”) under any policy of insurance or reinsurance issued by Assured Guaranty Re Ltd. or related Persons to any such insured.

(d)      Except as would not be reasonably likely to have a Buyer Material Adverse Effect:

(i) Buyer and its Subsidiaries have filed all material Tax Returns (or such Tax Returns have been filed on behalf of Buyer and its Subsidiaries) required to be filed on or before the Closing Date, all such Tax Returns were correct and complete in all material respects, and all Taxes shown as being due on any such Tax Returns by any of Buyer and its Subsidiaries have been paid or reserved for in compliance with GAAP;

(ii)                neither Buyer nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

(iii)               neither Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(iv)               no claim has ever been made in writing to Buyer or any of its Subsidiaries by an authority in a jurisdiction where Buyer or its Subsidiaries does not file Tax Returns that Buyer or such Company Subsidiary is or may be subject to taxation by that jurisdiction;

(v)                neither Buyer nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of Buyer and its Subsidiaries) as a member of a consolidated or affiliated group or as a transferee or successor, by contract, or otherwise;

(vi)               as of the date hereof, there are no Encumbrances (other than Permitted Encumbrances) with respect to any Taxes upon any of the assets and properties of Buyer or any of its Subsidiaries;

(vii)              no Tax Return of Buyer or its Subsidiaries is under audit or examination by any Tax Authority, and no notice of such an audit or examination has been received by Buyer or any of its Subsidiaries nor does Buyer or any of its Subsidiaries have any knowledge of or reason to believe that a Tax Authority is about to commence an examination or audit, and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Buyer or its Subsidiaries;

(viii)             since December 31, 2005, neither Buyer nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code; or

(ix)               none of Buyer or its Subsidiaries, or any Affiliate thereof with respect to Buyer or any of its Subsidiaries, has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or been a “material advisor” or “promoter” (as those terms are or have been defined in Sections 6111 and 6112 of the Code) in: (i) any “reportable transaction” within the meaning of Sections 6011, 6662A, and 6707A of the Code; (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code; and since the Seller Acquisition Date no Tax Return of Assured Guaranty US Holdings Inc. has contained disclosure statements under Section 6662 of the Code.

Section 4.11         Brokers and Finders. Neither Buyer nor any of its Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Seller, the Company or any of their Affiliates.

Section 4.12         Regulatory. (a) Buyer has heretofore made available for inspection by Seller (i) each annual or quarterly statement filed with or submitted to any insurance regulatory authorities by any of the Buyer Insurance Subsidiaries required to make such filings since December 31, 2006 (collectively, the “Buyer SAP Statements”) and (ii) any material reports of examination of any of the Buyer Insurance Subsidiaries required to make such a report, issued by any insurance regulatory authority, in any case, since December 31, 2006. Each of the Buyer Insurance Subsidiaries has filed or submitted on a timely basis all Buyer SAP Statements required to be filed with or submitted to the applicable Governmental Entity in its respective state of domicile and of any state where it is licensed except where the failure to file or submit on a timely basis would not be reasonably likely to have a Buyer Material Adverse Effect. The Buyer SAP Statements present fairly in accordance with SAP, in all material respects, the financial conditions and results of operations of the Buyer Insurance Subsidiaries as of and for the periods therein specified (except as may be indicated therein or in the notes, exhibits or schedules thereto). No material deficiencies have been asserted in writing by any Governmental Entity with respect to any Buyer SAP Statement which has not been cured, waived or otherwise resolved to the material satisfaction of such Governmental Entity.

(b)      The reserves and other liability amounts established or reflected on each Buyer SAP Statement, including reserve and other liability amounts in respect of insurance policies, (i) were determined in accordance with U.S. generally accepted actuarial standards applied in all material respects on a consistent basis for the periods presented and based on reasonable actuarial assumptions and (ii) are in compliance in all material respects with the requirements of applicable Law.

(c)       To the Knowledge of Buyer, Buyer and its Subsidiaries maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial and statutory statements of Buyer and its Subsidiaries, (iii) access to the Buyer’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization and (iv) the reporting of the Buyer’s and its Subsidiaries’ assets is compared with existing assets at reasonably regular intervals.

(d)      None of Buyer or its Subsidiaries engages, directly or indirectly, in activities other than those that are permissible activities for financial holding companies under 12 U.S.C. § 1843(k)(1)(A).

Section 4.13    Insurance Contracts. (a) All insurance policy forms issued by the Buyer Insurance Subsidiaries (“Buyer Insurance Contracts”) are, to the extent required by Law, on forms approved by all applicable Governmental Entity or filed with and not objected to by such Governmental Entity within the period provided by Law for objection, subject to such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect. All premium rates of the Buyer Insurance Subsidiaries (including rates with respect to Buyer Insurance Contracts) that are required to be filed with or approved by any insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable anti-discrimination Laws, federal or state, and all applicable Insurance Laws, except for any failure to be so filed or approved or to so comply as would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

(b)      Except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect, the Buyer Insurance Subsidiaries have marketed, sold and issued the Buyer Insurance Contracts in compliance with all Law relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance contracts, and (iii) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies.

Section 4.14    Reinsurance Agreements. No Buyer Insurance Subsidiary is in default as to any provision of any reinsurance agreements to which such Buyer Insurance Subsidiary is a party (the “Buyer Reinsurance Agreements”) except for defaults which would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect. Each Buyer Insurance Subsidiary was entitled to take credit in its most recent Buyer SAP Statement in accordance in all material respects with SAP for that portion of any such Buyer Reinsurance Agreement as to which credit was taken in such statements.

Section 4.15    Commission Reports. Since December 31, 2007, Buyer timely has filed all reports, proxy statements and other information required to be filed by it pursuant to Section 13(a) of the Exchange Act (the “Buyer Commission Reports”). The Buyer Commission Reports, when filed, declared effective, or mailed, as applicable, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding comments from the SEC with respect to any Buyer Commission Report.

Section 4.16    Insurance Permits. Except as would not be reasonably likely to have a Buyer Material Adverse Effect, (a) each of the Buyer Insurance Subsidiaries has all insurance licenses the use and exercise of which are necessary for the conduct of their respective insurance businesses as now conducted, (b) the business of each of the Buyer Insurance Subsidiaries is being conducted in compliance, in all material respects, with all such insurance licenses, (c) all such insurance licenses are in full force and effect and (d) there is no proceeding or investigation pending or, to the Knowledge of Buyer, threatened with respect to the cancellation, suspension or non-renewal of such insurance licenses.

Section 4.17    Reserves. To the Knowledge of Buyer, since January 1, 2008, no applicable department of insurance has alleged in writing that the loss and loss adjustment reserves carried on the Buyer SAP Statements by any of the Buyer Insurance Subsidiaries are not in material compliance with applicable statutory requirements.

Section 4.18    Financial Examinations. Buyer has made available to Seller true, correct and complete copies of the reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations of any of the Buyer Insurance Subsidiaries conducted by any Governmental Entity since January 1, 2006.

Section 4.19    Portfolio Investments. Except for permitted practices approved by a state department of insurance, all admitted assets included in the investment portfolios of each of the Buyer Insurance Subsidiaries as of the date of this Agreement comply in all material respects with the applicable Insurance Laws of the state of domicile to which such Buyer Insurance Subsidiary is subject relating thereto.

Section 4.20    FCPA. (a)   None of Buyer or any of its Subsidiaries, nor to the Knowledge of Buyer, any director, officer, agent or employee of Buyer or any of its Subsidiaries, acting in such capacities, has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, and (b) Buyer and its Subsidiaries have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.21    OFAC. To the Knowledge of Buyer, none of the Buyer, any of its Subsidiaries or any director, officer, agent or employee of Buyer or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the OFAC.

Section 4.22     Financial Capability. (a) Buyer will have sufficient funds at the Closing (i) to purchase the Shares on the terms and conditions contemplated by this Agreement, (ii) to pay any other amounts that may become due hereunder (whether payable before or after the Closing, including amounts arising out of or in connection with any breach by Buyer of this Agreement) and (iii) to consummate the transactions contemplated hereby.

(b)      Buyer acknowledges that Seller and its Affiliates have relied upon assurances of Buyer that Buyer shall have adequate capitalization at Closing to permit it to effect the transactions contemplated hereby.

(c)       Buyer has provided Seller with complete and correct copies of the binding commitment letters provided by Buyer’s financing providers. These commitment letters are legal, valid, binding and enforceable obligations of the parties thereto, and no amendment to such letters shall be made without the prior written consent of Seller. There are no conditions precedent or other contingencies related to the funding of Buyer’s obligations hereunder other than as specifically set forth in the commitment letters. Buyer has no reason to believe that any of the conditions under such letters will not be satisfied on a timely basis. Buyer has fully paid any and all commitment fees or other fees required by the commitment letters to be paid prior to the date hereof.

Section 4.23    Securities Act.   Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that the Shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

Section 4.24    Proxy Statement. The letter to the shareholders of Buyer, notice of meeting, proxy statement and forms of proxy (collectively, the “Buyer Proxy Statement”), to be filed with the SEC in connection with the transactions contemplated by this Agreement, and any amendments thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Buyer Proxy Statement, as supplemented or amended, if applicable, at the time of filing, at the time such Buyer Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of Buyer and at the time of approval of the Issuance by the Buyer’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller expressly for inclusion or incorporation by reference in the Buyer Proxy Statement.

Section 4.25    Registration of the Buyer Common Shares. Neither the Buyer nor any Person acting on its behalf has taken any action, including any offering of any Securities of the Buyer under circumstances which would require the integration of such offering with the offering of any of the Buyer Common Shares to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC thereunder, which might subject the offering, issuance or sale of any of such Securities to the registration requirements of the Securities Act.

Section 4.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or any of its Affiliates. Seller has not relied on any representation or warranty other than those set forth in this Article IV. Seller acknowledges that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, Buyer and its Subsidiaries, (b) has been furnished with or given adequate access to such information about Buyer and its Subsidiaries as it has requested and (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it.

ARTICLE V

Liability for Taxes and Related Matters.

Section 5.1      Seller’s Indemnification of Buyer. Seller shall be liable for and indemnify and hold harmless Buyer for all Losses attributable to (a) Taxes that are imposed on the Company or any of the Company Subsidiaries, or for which the Company or any of the Company Subsidiaries may otherwise be liable, for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) any and all

Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of the Company Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation and (c) any and all Taxes of any Person (other than the Company or any of the Company Subsidiaries) imposed on the Company or any of the Company Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

Section 5.2      Buyer’s Indemnification of Seller. From and after the Closing, Buyer shall be liable for and indemnify and hold harmless Seller for all Losses attributable to Taxes imposed on the Company or any of the Company Subsidiaries, or for which the Company or any of the Company Subsidiaries may otherwise be liable, (a) for events occurring or taxable periods beginning after the Closing Date, and (b) with respect to any taxable year or period that includes but does not end on the Closing Date, the portion of such taxable year or period that begins on the day after the Closing Date.

Section 5.3      Straddle Periods. Whenever it is necessary to determine the liability for Taxes of the Company or any of the Company Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company or any of the Company Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date generally shall be determined by assuming that the Company or any of the Company Subsidiaries had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation), and Taxes imposed on a periodic basis (such as real property taxes), shall be apportioned on a time basis (i.e., the amount of such Tax for the entire taxable period (or in the case of such Taxes determined on an arrears basis), the amount of such taxes for the immediately preceding period, shall be multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period).

Section 5.4      Tax Returns. From and after the Closing, Seller shall file or cause to be filed when due (taking into account any extensions received from the relevant Tax authorities) all Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries for taxable years or periods ending on or before the Closing Date prepared in a manner consistent with past practice (unless as may otherwise be required by Law) and shall pay when due any Taxes due in respect of such Tax Returns. Buyer shall also file or cause to be filed when due (taking into account any extensions received from the relevant Tax authorities) all Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Buyer shall permit Seller to review and comment on each Tax Return for the Company or any of the Company Subsidiaries for any taxable period that includes the Closing Date before it is filed and shall make such reasonable revisions to such Tax Returns as are requested by Seller. Buyer shall submit a draft of any such Tax Return to Seller at least thirty (30) days before the date such Tax Return is required to be filed with the relevant Tax authority and shall not file such Tax Return until due. Seller shall pay to Buyer an amount equal to the Taxes for which Seller is liable pursuant to Section 5.1 but which are payable with Tax Returns to be filed by Buyer at least ten (10) days prior to the due date (including any extensions, if applicable) for the filing of such Tax Returns.

Section 5.5      Tax Refund. In accordance with Section 5.11 hereof, Buyer acknowledges that it irrevocably waives, or will cause the Company and any Company Subsidiary to irrevocably waive, any claim to a Tax Refund after the Closing Date for any taxable year or period ending on or before or including the Closing Date. If the Company or any of the Company Subsidiaries receives any Tax Refund for any taxable year or period ending on or before or including the Closing Date, Buyer shall pay the value of any such Tax Refund received by Buyer to Seller promptly following its receipt thereof.

Section 5.6      Consistency with Prior Periods. From and after the Closing, the Company and the Company Subsidiaries shall conduct their Tax affairs in a manner consistent with prior taxable periods (including with respect to the preparation of Tax Returns and the maintenance of applicable Tax clearance procedures), unless the Company or the applicable Company Subsidiary receives an opinion from its tax counsel or accounting firm that taking an inconsistent position is required under applicable Law. Nothing herein shall preclude the Seller from claiming any Tax Refund to which it or its Affiliates may be entitled under Section 5.5.

Section 5.7      Contest Provisions. (a) Seller shall have primary responsibility for contesting (at Seller’s expense) any audit, litigation, contest, dispute, negotiation or other proceeding with any Tax Authority (a “Tax Proceeding”) and shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including but not limited to selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner) with respect to the Company or a Company Subsidiary and that is for a taxable period with respect thereto that ends on or before the Closing Date; provided, however, (1) that Buyer (or its advisors) may fully participate at Buyer’s sole expense in the Tax Proceeding, and (2) Seller shall not settle any Tax Proceeding in a manner that could reasonably be expected to adversely affect Buyer or the Company Subsidiaries after the Closing Date without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Seller shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause each of the Company Subsidiaries and its respective officers to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. If Seller does not assume the defense of any such Tax Proceeding, Buyer may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after giving at least ten business days’ prior written notice to Seller setting forth the terms and conditions of settlement.

(b)      In the case of any Tax Proceeding related to a Straddle Period Tax that both Seller and Buyer are responsible for under this Agreement, each Party shall be entitled to fully participate in (each at its own expense) and shall control that portion of the proceedings relating to the Tax for which it is responsible, but, if the control cannot be so divided, the Party responsible for the greater share of the Tax shall be entitled to control the matter.

(c)       With respect to issues relating to a potential adjustment for which both Seller and Buyer or the Company or the Company Subsidiaries could be liable pursuant to this Section 5.7, (1) each party may participate (at its own expense) in the Tax Proceeding, and (2) the Tax Proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 5 by Buyer and Seller.

Section 5.8      Notice Provisions. All claims for indemnification by Buyer under Section 5.1, or by Seller under Section 5.2, shall be asserted as set forth in this Section. In the event that any written claim or demand for which Seller or Buyer, as the case may be, may be liable is asserted against or sought to be collected from the other party, the Company or any of the Company Subsidiaries by a third party, such other party shall promptly, but in no event later than thirty (30) days following receipt of such claim or demand, notify in writing Seller or Buyer, as applicable, of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Tax Claim Notice”). Seller or Buyer, as the case may be, shall be relieved of its obligations to indemnify the other party with respect to such claim or demand if such other party fails to timely deliver the Tax Claim Notice but only to the extent such party is prejudiced or suffers any Loss as a result of the Indemnified Party failing to timely deliver such Tax Claim Notice.

Section 5.9      Transfer Taxes. Buyer and Seller shall be responsible for and pay in equal portions any and all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) and shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. In the event that any such Transfer Taxes are required under applicable Law to be collected, remitted or paid by one party or any of its Affiliates, the other party shall pay its portion (as set forth above) of the amount of such Transfer Taxes to the first party, any of its Affiliates or any such agent, as applicable, at the Closing or thereafter, as applicable, as requested of or by the first party.

Section 5.10    Assistance and Cooperation. From and after the Closing Date, each of Seller and Buyer shall:

(a)       assist (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article V;

(b)     cooperate fully in preparing for any audit, litigation, contest, dispute, negotiation, or other proceeding with any Tax Authority regarding Taxes of the Company or any of the Company Subsidiaries;

(c)       make available to the other party and to any Tax Authority, as reasonably requested, all information, records, and documents relating to Taxes or Tax Returns of the Company or any of the Company Subsidiaries (including information necessary to file extensions and make estimated Tax payments);

(d)      furnish the other party with copies of all correspondence received from any Tax Authority in connection with any audit, litigation, contest, dispute, negotiation, or other proceeding with any Tax Authority with respect to any Taxes of the Company or any of the Company Subsidiaries;

(e)       make available to the other party, as reasonably requested, all information, records, employees, outside experts and documents with respect to any Indemnified Party, Seller Proceeding or Applicable Buyer Proceeding; and

(f)       coordinate to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 5.11    Tax Sharing Agreements.

(a)       Any Tax allocation or sharing agreement or arrangement entered into by the Company or any of the Company Subsidiaries, including the Tax Allocation Agreement, shall be terminated prior to or on the Closing Date. Notwithstanding the provisions of any such Tax sharing agreements, Buyer agrees that it will cause the Company or any of the Company Subsidiaries that may be entitled to a payment thereunder after the Closing Date not to assert any claim thereunder or under any other applicable legal theory. To the extent any payments are currently due under any of the Tax sharing agreements described above, such payments shall be settled prior to the Closing Date.

(b)      In the event the Financial Products Business is transferred to Buyer pursuant to this Agreement and the parties agree that Buyer or one of its Affiliates will be treated as the beneficial owner of the Financial Products Business under applicable Law, the Parties agree to enter into an agreement (the “FP Tax Benefit Agreement”) whereby Buyer will pay to Seller an amount equal to any Tax benefits of the FP Subsidiaries that are actually utilized by the U.S. consolidated group of which Buyer is a member (the “Buyer Group”) in an amount equal to the actual deduction in Taxes paid by the Buyer Group in excess of the Taxes that would have been paid if the FP Subsidiaries were not included in the Buyer Group. Seller will agree to indemnify Buyer for any Taxes imposed on Buyer or any affiliate of Buyer as a result of including the FP Subsidiaries as a member of the Buyer Group or the FP Subsidiaries being treated as owned by Buyer or any affiliate of Buyer.

Section 5.12    Miscellaneous.

(a)       Seller, on the one hand, and Buyer, on the other, agree to treat all payments made by either of them to or for the benefit of the other under this Agreement as adjustments to the purchase price for Tax purposes and agree that such treatment shall govern for purposes hereof except to the extent that the Applicable Law of a particular jurisdiction provides otherwise.

(b)    Notwithstanding any other provision of the Agreement to the contrary, all rights and obligations with respect to Taxes shall be governed solely by this Section 5.

Section 5.13   Consolidation. Buyer shall not be required to consolidate the Financial Products Business in its future Tax Returns unless Buyer receives an opinion from nationally recognized counsel as would be acceptable to Buyer that such consolidation is allowable under applicable Law.

Section 5.14   Structure. Seller will make an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce the basis of its shares of the Company immediately before the transfer to Buyer so that following the election a deferred tax asset in the amount of $430 million (as such value was determined in preparing Seller’s September 30, 2008 balance sheet) would be preserved; provided, however, that Seller shall not be required to reduce the basis of its shares of the Company to increase the deferred tax asset in excess of $430 million.

ARTICLE VI

Certain Covenants and

Agreements of Seller and Buyer

Section 6.1    Conduct of Business of Seller. From the date hereof until the Closing Date, except as set forth on Schedule 6.1 of the Seller Disclosure Schedule, contemplated by this Agreement, required by Law or with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts to cause the Company and the Company Subsidiaries (other than the FP Subsidiaries) (a) to conduct their respective businesses in the ordinary course of business consistent with past practice, (b) to preserve substantially intact their respective present business organizations, operations and relationships with third parties and (c) to refrain from taking any of the following actions between the date hereof and the Closing:

(i)    make any material change in the cash compensation of any Employees (excluding any arrangements that do not involve payments by the Company or the Company Subsidiaries after the Closing), other than changes made in accordance with normal compensation practices or pursuant to existing contractual commitments and consistent with past compensation practices;

(ii)    institute any material increase in any benefit provided under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to Employees other than in the ordinary course of business (excluding any arrangements that do not involve payments by the Company or the Company Subsidiaries after the Closing);

(iii)    (A) enter into any employment or severance agreement, other than for new employees in the ordinary course of business, (B) increase the benefits payable in the aggregate under severance or termination pay plans or policies, other than as required by Law or by the terms of any Benefit Plan, (C) adopt any new or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan or policy for the benefit of any director, officer or Employee, other than (1) for new employees in the ordinary course of business, (2) amendments to bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation and employee benefit plans or policies which are applicable to all or a portion of the Company and the Company Subsidiaries and which do not in the aggregate materially increase amounts otherwise payable under such plans or policies, (3) increase the compensation or benefits of any director or executive officer, other than in the ordinary course of business or as required by the terms of the applicable Benefit Plans or (4) waive or amend the terms of any non-competition or non-solicitation agreement with any Employee;

(iv)    change any material Tax elections, investment policies or guidelines, accounting policies or practices (including to any cost allocation methods, reserving methods, practices or policies),or method of reporting revenue, except as required by Law or as required to conform with applicable GAAP or SAP, as applicable;

(v)    fail to use commercially reasonable efforts on a basis consistent with past practice to maintain material assets in their current physical condition, except for ordinary wear and tear;

(vi)    incur third party Debt in excess of $250,000 individually or $5,000,000 in the aggregate other than Debt incurred by an FP Subsidiary;

(vii)    amend or authorize an amendment to any of the Organizational Documents of the Company or the Company Subsidiaries (other than the FP Subsidiaries);

(viii)    issue or sell to any Person (other than Seller) any Equity Interests or other rights of any kind to acquire Equity Interests of the Company, or issue any Equity Interests in any Company Subsidiary to any Person other than the Company or a Company Subsidiary (other than shares of common stock of the Company issued in accordance with the terms and conditions of the Share Purchase Program Agreement and the DCP or the SERP, as applicable, in settlement of the Company’s obligations with respect to deemed investments by certain directors of the Company under the DCP and the SERP (which shall in no event exceed 172,002 shares));

(ix)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(x)    sell, assign, lease, transfer, license or otherwise encumber or dispose of any material asset owned by the Company or the Company Subsidiaries as of the date hereof, except for any (A) sale, transfer or encumbrance carried out in the ordinary course of business, (B) actions involving the incurrence of Permitted Encumbrances or (C) sale or transfer involving no Persons other than the Company and the Company Subsidiaries;

(xi)    incur, authorize or commit to make any capital expenditure in excess of $1,000,000 other than (A) maintenance, repair and upkeep in the ordinary course of business or (B) in accordance with the Company’s projected and budgeted capital expenditures;

(xii)    permit the Company to declare or pay any dividend or make any other distribution to its shareholders whether or not upon or in respect of any shares of its capital stock;

(xiii)    commence any proceeding for a voluntary liquidation, dissolution, or winding up, including the initiation of any bankruptcy proceedings on its behalf;

(xiv)    issue any Insurance Contracts other than in accordance with the underwriting guidelines of the Company and the Subsidiaries as of the date of this Agreement, or make any material amendments to such underwriting guidelines;

(xv)    commute, terminate or amend any Insurance Contract other than in the ordinary course of business consistent with past practices of the Company and the Subsidiaries without receiving fair or reasonably equivalent value in connection therewith unless management shall determine that such commutation, termination or amendment is in the best interests of the Company and its reinsurers;

(xvi)    make any investments other than in accordance with the investment policies of the Company and the Subsidiaries as of the date of this Agreement, or make any material amendments to such investment policies;

(xvii)   realize gains or losses on investment securities other than in the ordinary course of business consistent with past practices of the Company and the Subsidiaries;

(xviii)  pay any bonuses or incentive compensation, including equity-based, in amounts on an annualized basis in excess of amounts accrued as of September 30, 2008 (provided, however, that nothing herein shall limit the amount of any bonus or incentive compensation payable to any particular individual); or

(xiv)   authorize or enter into a Contract in furtherance of any of the foregoing.

(d)    Notwithstanding any other provision of this Agreement, prior to the Closing Date, Seller shall cause the Financial Security Assurance Holdings Ltd. Severance Policy to be amended as set forth in Schedule 6.1(d) of the Seller Disclosure Schedule.

Section 6.2   Post-Closing Conduct of Business. From and after the Closing Date, Buyer shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, operate their respective businesses in compliance with the terms and conditions set forth in Schedule 6.2 of the Seller Disclosure Schedule.

Section 6.3   Access and Information. (a) From the date hereof until the Closing Date (or if earlier termination of this Agreement, the date of such termination), for the purposes of this Section 6.3, (i) Seller shall, subject to applicable confidentiality requirements in any

Contracts to which it or any of its Subsidiaries is party, use reasonable best efforts to cause the Company and each of the Company Subsidiaries to permit officers, employees and authorized representatives (including independent public accountants, attorneys and investment bankers, “Representatives”) of Buyer, upon request by Buyer, reasonable access during normal business hours and upon reasonable notice to the officers, books, records, certain pertinent officers and employees and properties of the Company and each of the Company Subsidiaries, during such period, to make available to Buyer a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) Buyer shall, subject to applicable confidentiality requirements in any Contracts to which it or any of its Subsidiaries is party, permit Seller, and shall use reasonable best efforts to cause each of its Subsidiaries to permit Representatives of Seller, upon request by Seller, reasonable access during normal business hours and upon reasonable notice to the officers, books, records, certain pertinent officers and employees and properties of Buyer and its Subsidiaries; provided that this clause (ii) shall be limited to information concerning Buyer that is reasonably related to the prospective value of Buyer Common Shares or to Buyer’s ability to consummate the transactions contemplated hereby. The parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which confidentiality restrictions restrict access.

Section 6.4   Notification. Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation of which such party has Buyer or Seller Knowledge, as applicable, that may be threatened, brought, asserted or commenced against the Company, any Company Subsidiary, Seller, Buyer or any Subsidiary of Buyer, as the case may be.

Section 6.5   Appropriate Actions; Registrations, Filings and Consents. (a) Each of Buyer and Seller shall use its reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VII to be satisfied. Accordingly, and not in limitation of the preceding sentence, each of Buyer and Seller shall, promptly following the execution of this Agreement, prepare and submit to the appropriate Governmental Entities the following filings, at its respective expense, and shall provide a copy of the completed filings to the other party a reasonable period prior to making the filing for the other party’s review and comment: (i) Buyer shall prepare and submit (A) all required applications to acquire control (“Form A Filings” and their foreign equivalent) of the Seller Insurance Subsidiaries, (B) all required pre-acquisition notification competitive impact filings (“Form E Filings”); and (C) letters of determination of non-control regarding foreign government control of any Company Insurance Subsidiary; and (ii) Seller shall prepare and submit all required Form A Filings or disclaimers of affiliation with Departments of Insurance in Maryland and New York as well as any required foreign jurisdictions. To the extent permissible under applicable Law and consistent with the instructions of any Governmental Entity with jurisdiction to review and, as appropriate, authorize or approve the transactions contemplated by this Agreement and any Rating Agency, each of Buyer and Seller shall (i) keep the other informed of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, the Company or any of the Company Subsidiaries or any of the Affiliates or representatives of the foregoing, from any third party, Governmental Entity or Rating Agency and (ii) provide the other with the opportunity to participate in any discussions with any, Governmental Entity or Rating Agency, in each case with respect to any matters relating to the transactions contemplated by this Agreement.

(b)    Without limiting the generality of the undertakings pursuant to this Section, Seller and Buyer agree, and agree to cause their respective Affiliates to, (i) provide promptly to any Governmental Entity or Rating Agency information and documents requested by any Governmental Entity or Rating Agency as may be necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, (ii) cooperate with one another in connection with any such request and in connection with resolving any investigation or other inquiry of any Governmental Entity or Rating Agency and (iii) to obtain the statements from the Rating Agencies described in Sections 7.2(f) and 7.3(e) as promptly as possible after the date hereof.

(c)    In furtherance and not in limitation of the efforts referred to above in this Section, if any objections are asserted with respect to the transactions contemplated by this Agreement by any antitrust authority or any other Governmental Entity or any third party challenging the transactions contemplated by this Agreement or that would otherwise prohibit or materially impair or materially delay the consummation of such transactions, Buyer shall use its best efforts to resolve any such objections or actions so as to permit the consummation of the transactions contemplated by this Agreement, including (i) contesting and resisting any such actions and to have vacated, lifted, reversed or overturned any order by any Governmental Entity that is in effect that prohibits, prevents, restricts, impairs or delays the consummation of the transactions contemplated by this Agreement and (ii) selling or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing or agreeing to dispose of assets (including assets of any Affiliates of Buyer) or conducting or agreeing to conduct its business (including the businesses of any Affiliates of Buyer) in such a manner as would resolve such objections or actions; provided, however, that Buyer shall not be obligated to take any such actions or use such efforts to the extent such actions or efforts would be reasonably likely to have a Combined Material Adverse Effect.

(d)    Subject to the terms set forth in this Agreement, Buyer shall take all action necessary to duly call, give notice of, convene and hold the Buyer Shareholders Meeting as promptly as practicable after the SEC confirms that it has no further comments on the Buyer Proxy Statement, and, in connection therewith, Buyer shall mail the Buyer Proxy Statement to the holders of Buyer Common Shares in advance of such meeting. The Buyer Proxy Statement shall include the Buyer Board Recommendation, and Buyer shall use reasonable best efforts to (i) solicit from the holders of Buyer Common Shares proxies in favor of the approval and adoption of the Issuance and (ii) take all other reasonable actions necessary or advisable to secure the vote or consent of the holders of Buyer Common Shares required by applicable Law to obtain such approval. In connection with the Buyer Shareholders Meeting, Buyer will (A) as promptly as practicable following the execution and delivery of this Agreement prepare and, no later than the twentieth (20th) Business Day following such execution and delivery or, if Seller elects to undertake a FP Subsidiaries Transaction, no later than the twentieth (20th) Business Day following the delivery by Seller to Buyer of the financial statements in accordance with Section

6.17(a) below (and after Seller has had a reasonable opportunity to review and comment the Buyer Proxy Statement), file the Buyer Proxy Statement with the SEC, (B) respond as promptly as practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Seller promptly following receipt thereof, (C) as promptly as practicable prepare and file (after Seller has had a reasonable opportunity to review and comment on) any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (D) use reasonable best efforts to mail to Buyer’s shareholders as promptly as practicable the Buyer Proxy Statement and all other customary proxy or other materials for meetings such as the Buyer Shareholders Meeting, (E) to the extent required by applicable Law, as promptly as practicable prepare, file and distribute to the Buyer’s shareholders any supplement or amendment to the Buyer Proxy Statement if any event shall occur which requires such action at any time prior to the Buyer Shareholders Meeting and (F) otherwise use reasonable best efforts to comply with all requirements of Law applicable to the Buyer Shareholders Meeting. Seller shall cooperate with Buyer in connection with the preparation and filing of the Buyer Proxy Statement, including furnishing Buyer as promptly as reasonably practicable with any and all information with respect to Seller as may be required to be set forth in the Buyer Proxy Statement under the Exchange Act. Buyer will promptly provide Seller with any SEC comments with respect to the Buyer Proxy Statement and with copies of any filings made with the SEC and all correspondences between the SEC and Buyer with respect the Buyer Proxy Statement. Buyer shall also provide Seller with a reasonable opportunity to review and comment upon the Buyer Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

Section 6.6    Employee Covenants. (a) Following the Closing, Buyer shall or shall cause the Company or a Company Subsidiary to (i) provide each active Employee on the Closing Date (“Affected Employee”) with a salary that is no less than such Affected Employee’s salary in effect immediately prior to the Closing Date for a period of one year, and (ii) provide Affected Employees with employee benefit plans, programs, policies and arrangements (other than salary) which are comparable to other New York City-based employees of Buyer’s Subsidiaries; provided that nothing herein shall limit the right of Buyer, the Company and the Company Subsidiaries to terminate the employment of any Employee.

(b)    Buyer shall, or shall cause its Subsidiaries to, recognize the service of each Employee provided to the Company, the Company Subsidiaries, Seller and their respective past and present Affiliates under all employee benefit plans, programs and policies of Buyer and its Subsidiaries in which they become participants for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under any defined benefit pension plan), to the same extent such service was credited under the comparable Benefit Plan applicable to such Employees.

(c)    Buyer agrees that, effective as of the Closing Date and at all times thereafter, (i) Seller, Seller’s Parent and their Affiliates shall have no further obligations under the Share Purchase Program Agreement other than Seller’s obligation to indemnify any Director Share Price Differential paid by the Company in accordance with Section 9.3(c) (Indemnification by Seller), and (ii) Buyer shall waive or cause the Company to waive all obligations of Seller, Seller’s Parent and their Affiliates to the Company under the Share Purchase Program

Agreement other than Seller’s obligation to indemnify any Director Share Price Differential paid by the Company in accordance with Section 9.3(c) (Indemnification by Seller).

Section 6.7    Retention of Books and Records. Following the Closing, Buyer shall cause the Company and the Company Subsidiaries to retain, until all applicable Tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company and the Company Subsidiaries that relate to the period prior to the Closing Date that are required to be retained under retention policies in effect as of the date hereof and to make the same available after the Closing Date for inspection (at an office of the Company or any of its Affiliates, the location of which shall be mutually agreed by Buyer and Seller) and copying by Seller or its respective agents at Seller’s expense, during regular business hours of the Company and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Buyer without first advising Seller in writing detailing the contents thereof and providing Seller with at least one-hundred twenty (120) days of reasonable opportunity to obtain possession thereof.

Section 6.8    Non-Solicitation; Non-Competition. (a) For a period of twelve (12) months following the Closing Date, neither Buyer nor any of its Affiliates shall solicit for hire any Person who as of the Closing Date is employed by, or who has within the last six (6) months been employed by, Seller or any of its Affiliates (except for Employees); provided that such undertaking shall not apply to (i) general solicitations by Buyer or any of its Affiliates; (ii) general solicitations undertaken by a third party on behalf of Buyer or any of its Affiliates without a specific request to recruit such Person and (iii) any Person whose employment is terminated following the Closing (without prior solicitation in violation of this Section).

(b)    For a period of twelve (12) months following the Closing Date, neither Seller nor any of its Affiliates shall solicit for hire any Person who after the Closing Date is employed by any of the Company or Buyer or their respective Subsidiaries, or who has within the last six (6) months been employed by Buyer or any of its Subsidiaries; provided that such undertaking shall not apply to (i) general solicitations by either Seller or any of its Affiliates; (ii) general solicitations undertaken by a third party on behalf of Seller or any of its Affiliates without a specific request to recruit such Person; and (iii) any Person whose employment is terminated following the Closing (without prior solicitation in violation of this Section).

(c)    Seller agrees that it shall not, and shall cause its Subsidiaries not to, from the Closing until the date that is twelve (12) months after the Closing Date (the “Noncompete  Period”), engage in Competitive Activities. For purposes of this Agreement, Seller shall be deemed to be engaged in “Competitive Activities” only if it owns more than 51% of the Equity Interests of, or otherwise Controls, any Person that is engaged in the business of monoline municipal bond financial guarantee insurance in the United States.

(d)    For the avoidance of doubt, nothing in this Section 6.8 shall prohibit Seller or any of its Affiliates from acquiring any Person (or any interest in or assets of any Person) or business or entering into any business combination with any Person if: (A) Seller or such Affiliate uses commercially reasonable efforts to divest as soon as reasonably practicable, and actually enters into an agreement to divest within one year from the date of such acquisition or business combination, the portion of such Person or business engaged in Competitive Activities or (B) the Competitive Revenues of such Person for the last fiscal year ending prior to the time of such acquisition or business combination account for less than 30% of the revenues for such period of such Person and its Subsidiaries or such business. “Competitive Revenues” shall mean net premiums earned of a Person and its Subsidiaries on a consolidated basis or of a business that are attributable to Competitive Activities of such Person and its Subsidiaries or such business.

Section 6.9    Board Designee. (a) If the Share Consideration is more than 15% of the total Buyer Common Shares outstanding on the Closing Date after giving effect to all Common Shares issued on such date, then upon the written request of Seller, the Buyer Board shall appoint to the Buyer Board one nominee of Seller to serve as a member of the Buyer Board (the “Seller Director”), as soon as reasonably practicable, provided such nominee shall be reasonably acceptable to the nominating committee of the Buyer Board (which approval shall not be unreasonably withheld or delayed). Any meeting of the shareholders of Buyer at which members of the Buyer Board are to be elected, or whenever such members of the Buyer Board are to be elected by written consent, Buyer will include in the slate of directors recommended for election by the Buyer Board to the shareholders of Buyer one member of the Buyer Board nominated by Seller, which nominee shall be reasonably acceptable to the nominating committee of the Buyer Board (which approval shall not be unreasonably withheld or delayed), and will use its reasonable best efforts to take all action necessary (including the solicitation of proxies on such Person’s behalf) to have such Person elected by the shareholders of Buyer as a member of the Buyer Board.

(b)   Any Seller Director shall be entitled to the same rights, privileges and compensation, including reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Buyer Board or any committees thereof, as the other members of the Buyer Board, and shall be indemnified by Buyer to the fullest extent of the Law in connection with his or her role as a director of Buyer. Buyer shall notify the Seller Director of all regular and special meetings of the Buyer Board and any committee of the Buyer Board and shall provide the Seller Director with copies of all materials provided to all other members of the Buyer Board (including in their capacities as members of committees of the Buyer Board) concurrently as such materials are provided to the other members.

(c)   In the event of resignation, death, removal or disqualification of any Seller Director, Seller may nominate a replacement director, which nominee shall be reasonably acceptable to the nominating committee of the Buyer Board (which approval shall not be unreasonably withheld or delayed), and Buyer will use its reasonable best efforts to take all action necessary (including the solicitation of proxies on such Person’s behalf) to ensure such Person is elected by the shareholders of Buyer to the Buyer Board at the next meeting of the shareholders of Buyer at which directors are elected. Any Seller Director may be removed at any time and from time to time, with or without cause, in Seller’s sole discretion.

(d)   At such time as Seller shall no longer own Buyer Common Shares representing at least 10% of the total Buyer Common Shares, this Section 6.9 shall terminate and be of no further force or effect.

Section 6.10   Renaming of Company Subsidiaries. Buyer shall, as promptly as practicable, but in any event no later than three (3) months following the Closing Date, take all necessary steps so that the Company and each of its Affiliates does not use any legal name or “operating as” name that includes any trademarks, trade names, service marks or anything similar thereto or derived therefrom of Seller or any of its Affiliates that may imply ownership by Seller or any of its Affiliates.

Section 6.11 Further Assurances. At any time following the Closing Date, Seller and Buyer shall, and Buyer shall cause the Company or any of the Company Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder or to consummate the transactions contemplated by this Agreement. Buyer undertakes to enforce the Voting Agreement against the WL Ross Funds which are parties thereto and shall not amend the Voting Agreement without the consent of Seller.

Section 6.12 Director Resignations. Except as otherwise instructed by Buyer, at the Closing, Seller shall use its commercially reasonable efforts to cause each director of the board of directors (or similar body) of the Company and each of the Company Subsidiaries nominated by Seller to resign his or her position as such (or any similar position).

Section 6.13 Transition Services Agreement; Transaction Agreements; FP Subsidiaries Transaction.

(a)             After the date hereof, the parties shall cooperate in good faith to promptly determine whether a transition services agreement is necessary for the operation of the business of the Company or any of the Company Subsidiaries following the Closing and, if the parties determine that such an agreement is necessary, the parties shall use commercially reasonable efforts to enter into such an agreement (on terms reasonably acceptable to both parties) within forty-five (45) Business Days after the date hereof, which such agreement shall become effective on the Closing Date.

(b)             Notwithstanding anything to the contrary herein, Seller may (and if a Sovereign Guarantee is granted, Seller shall) elect at any time after the date hereof to cause the Company to effect a FP Subsidiaries Transaction. For the avoidance of doubt, no party hereto will be required to make any payment or transfer any consideration to any other party hereto in connection with the FP Subsidiaries Transaction.

(c)             After the date hereof, the parties shall cooperate in good faith to promptly negotiate and execute the Transaction Agreements.

(d)             Separation of FSA Global. The parties have agreed that:

(i)         After the date hereof, the parties shall cooperate and in good faith evaluate the feasibility of the actual or functional separation of the Leveraged Tax Lease Business from the FSA Global business (the “FSA Global Business”) (which includes Premier International Funding) with a view to (1) maximizing the tax, accounting and financial efficiency of the separation of the business for both parties and (2) determining which party will own the capital stock of the entities related to the FSA Global Business. On the basis of the results of this study, the parties shall cooperate and in good faith negotiate an Agreement regarding the separation of the business (the “FSA Global  Business Separation Agreement”). Regardless of the structure that the parties agree to under the FSA Global Business Separation Agreement or which party is to own the capital stock of entities related to the FSA Global Business, as of and following the Closing Date:

(A)        The Seller will retain all rights and obligations (including swaps and other derivatives) related to and incurred in connection with the operation of the Medium-Term Note Business, including the guarantees of FSA Global obligations in relation thereto, and have all existing and future economic risks, benefits and profits associated with that business. Seller shall hold FSA Inc. harmless and indemnify it from any obligations in relation to the Medium-Term Note Business that are not fully assumed directly by Seller or other liabilities of FSA Inc. in relation to the Medium-Term Note Business (including by Dexia Credit Local guaranteeing FSA Global’s obligations under the Medium-Term Note Business to the extent FSA cannot be released as guarantor thereof, and by releasing the benefit of any claim or security interest that may grant security for obligations of FSA Global included in the Medium Term Note Business over assets of FSA Global not included in the Medium Term Note Business). The “Medium-Term Note Business” shall mean the payment rights and obligations under the financial instruments evidencing the transactions set forth in Annex F.

(B)         The Buyer will be responsible for all rights and obligations related to and incurred in connection with the operation of the Leveraged Tax Lease Business, including the guarantees of FSA Global obligations in relation thereto, and have all existing and future economic risks, benefits and profits associated with that business. Buyer shall hold Seller harmless and indemnify it from any obligations in relation to the Leveraged Tax Lease Business that cannot be fully assumed directly by Buyer or other liabilities in relation to the Leveraged Tax Lease Business (including by releasing the benefit of any claim or security interest that may grant security for obligations of FSA Global included in the Leveraged Tax Lease Business over assets of FSA Global not included in the Leveraged Tax Lease Business). The “Leveraged Tax Lease Business” shall mean the payment rights and obligations under the financial instruments evidencing the transactions included in the statement set forth in Annex F, whether owned by FSA Global or by Premier International Funding.

(C)         Annex F represents all of the assets and liabilities of FSA Global to the best of the Seller’s knowledge. The rights and obligations of the FSA Global Business that are not allocated in the statements set forth in Annex F, if any, shall be allocated by agreement between the parties following good faith negotiations by them.

(D)         Any structure agreed to by the parties will not, following the Closing (i) result in the Buyer consolidating the Medium-Term Note Business in its financial statements, (ii) the Seller consolidating the Leveraged Tax Lease Business in its financial statements, or (iii) result in a decrease in the value of the deferred tax benefits included in the Unaudited Deconsolidated Balance Sheet of the Financial Guaranty and Financial Products Segment of FSA Inc. as of September 30, 2008.

(E)           No new business will be written by Global Funding Limited or Premier International Funding.

(F)           Neither party (the “holding harmless party”) shall be responsible to the other for costs of capital of the other party (the “held harmless party”) in relation to obligations for which such held harmless party is held harmless under the FSA Global Business Separation Agreement, or to post collateral in relation to its obligations as holding harmless party under the FSA Global Business Separation Agreement.

(G)           Enterprise Company R, Inc. (Cayman Islands) and Commercial Mortgage Company III – R2 Inc. shall be dissolved.

(ii)           In addition, prior to the Closing Date, the parties agree that they shall have confirmed with the relevant rating agencies that the transactions consummated by FSA Global in relation to the Leveraged Tax Lease Business were evaluated and taken into account in considering the rating of FSA Inc. and relevant capital charges. If the transactions have not been taken into account, the parties agree that they shall disclose such transactions to the ratings agencies prior to the Closing Date for the purposes of considering the ratings of FSA Inc.

(e)           FSA Global Strip Coverage Liquidity Facility.

(i)            In consideration for the assumption by the Buyer of the Leveraged Tax Lease Business (which includes the strip coverage policies), at Closing the Seller or an Affiliate of the Seller reasonably acceptable to the Borrower (the “Lender”) will, at the request of FSA Inc., enter into with FSA Inc. a liquidity facility (the “Strip Coverage Liquidity Facility”) for the purpose of covering the liquidity risk arising out of the “strip coverages” identified in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2008 (the “Strip Coverages”). FSA Inc. may make a draw under the Strip Coverage Liquidity Facility for the purpose of funding payments actually made by FSA Inc. in respect of the Strip Coverages from time to time pursuant to one or more claims under FSA Inc.’s financial guaranty insurance policy insuring the obligations of the lessee in relation to the lease termination (a “Strip Policy Claim”). .. FSA Inc. may not make any draw unless FSA Inc. has used its commercially reasonable efforts to avoid any termination of the relevant leases. The amounts available under the Strip Coverage Liquidity Facility may not be drawn for any purpose other than for the payment of Strip Policy Claims in relation to the strip coverage policies identified in the Strip Coverage Liquidity Facility, all of which must be outstanding as of November 13, 2008 (the “Identified Strip Coverages”), and any amounts drawn may not be redrawn once repaid. If, as of the Closing Date, the Seller has agreed to provide a lending facility to the Company as a substitute for the Soft Capital Facility on mutually satisfactory terms or the Soft Capital Facility Waiver has been obtained, then the initial maximum amount available to be drawn under the Strip Coverage Liquidity Facility will not exceed $1 billion (the “Initial Commitment Amount”). Otherwise, the Initial Commitment Amount will not exceed $2 billion. The Initial Commitment Amount under the Strip Coverage Liquidity Facility will amortize pro rata in accordance with the amortization schedule of the total amount of the related Identified Strip Coverages, in a schedule to be annexed to the Strip Coverage Liquidity Facility. The Strip Coverage Liquidity Facility will be cancelable at any time, in whole or in part, by FSA Inc.

(ii)           In consideration for its commitments under the Strip Coverage Liquidity Facility, the Lender shall receive a periodic commitment fee on the undrawn commitment amount, to be negotiated in good faith based on market terms for similar facilities available to FSA Inc. as of the Closing Date. Amounts drawn and outstanding under the Strip Coverage Liquidity Facility shall bear monthly interest at the same rate that FSA Inc. charges to lessees for amounts sought to be reimbursed to it under the relevant lease. As a result of any draw, the Lender will acquire a participation and beneficial interest in all rights of subrogation and reimbursement, and any collateral security in relation thereto, and any other claims, rights or interests assigned to FSA Inc. in connection with the related Strip Policy Claim, as well as the benefits of any reinsurance available to FSA Inc. in relation thereto. The other terms of the Strip Coverage Liquidity Facility shall be substantially equivalent to the terms of the Amended And Restated Credit Agreement among FSA Inc., the Additional Borrowers from time to time Party Thereto, Various Banks and The Bank of New York, as Agent, dated as of April 21, 2006, with such appropriate modifications and adjustments for the foregoing terms and conditions of the Lender’s obligations as the parties shall agree in good faith.

Section 6.14           Treatment of Liquidity Facility, Capital Support Agreement and Certain Contracts. (a) Seller shall cause each Intercompany Contract listed on Schedule 6.14(a) to be terminated on or prior to the Closing.

(b)           Seller and the Company shall cause the Capital Commitment Agreement, dated as of November 13, 2008, among Seller, the Company and FSAM, to remain in full force and effect in accordance with its terms. Seller shall comply with its obligations thereunder and Buyer shall (after the Closing Date) cause the Company to comply with its obligations thereunder, in particular the obligation to contribute any funds received thereunder to FSAM.

(c)           Seller and the Company shall cause the Revolving Credit Agreement, dated as of June 30, 2008, between Seller’s Parent and FSAM (as supplemented by that certain letter agreement, dated as of August 5, 2008, among Seller’s Parent, FSA and FSAM), to remain in full force and effect in accordance with its terms.

(d)           Subject to Section 6.25, but notwithstanding any other provision in this Agreement, on or prior to the Closing Date, the Credit Agreements will be terminated.

Section 6.15           Exclusivity. (a) Unless otherwise required by applicable Law, from the date of this Agreement through the Closing, Seller will not, and will use reasonable best efforts to cause its Affiliates and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys or other representatives or agents (“Representatives”) not to (i) solicit, encourage, initiate, entertain, or facilitate any inquiries with respect to, or the making of any proposal which constitutes, any Company Takeover Proposal, (ii) participate in or entertain any negotiations or discussions (whether initiated by Seller or not) regarding any Company Takeover Proposal, (iii) provide any information to any Person or group of Persons (other than Buyer and its Affiliates) concerning a possible Company Takeover Proposal or (iv) make or authorize any public statement, recommendation or solicitation in support of any possible Company Takeover Proposal. “Company Takeover Proposal” means any proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of all or substantially all of the assets or equity securities of the Company and the Company Subsidiaries (other than the FP Subsidiaries) whether by tender offer or exchange offer, merger, consolidation, business combination, recapitalization, asset purchase, or similar transaction involving the Company and the Company Subsidiaries, other than the transactions contemplated by this Agreement.

(b)             Unless otherwise required by applicable Law, and subject to any applicable confidentiality obligations of Seller, Seller will (i) promptly, and in any event within five (5) Business Days, advise Buyer orally or in writing of any request for information with respect to any Company Takeover Proposal or of any Company Takeover Proposal, the financial and other material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal, (ii) keep Buyer reasonably informed of the status and details (including amendments or proposed amendments) of any and all such requests or Company Takeover Proposals, and (iii) provide to Buyer as soon as practicable after receipt or delivery thereof (and in any event within five (5) Business Days) copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or inquiry or sent or provided by the Company to any third party in connection with any Company Takeover Proposal or inquiry.

(c)             Unless otherwise required by applicable Law, from the date of this Agreement through the Closing, Buyer will not, and will use reasonable best efforts to cause its Affiliates and its and their respective Representatives not to (i) engage in any Conflicting Transaction, (ii) solicit, encourage, initiate, entertain, or facilitate any inquiries with respect to, or the making of any proposal which constitutes, any Conflicting Transaction Proposal, (iii) participate in or entertain any negotiations or discussions (whether initiated by Buyer or not) regarding any Conflicting Transaction, (iv) provide or request any information from or to, as the case may be, any Person or group of Persons concerning a possible Conflicting Transaction or (v) make or authorize any public statement, recommendation or solicitation in support of any possible Conflicting Transaction. “Conflicting Transaction Proposal” means any proposal or offer by any Person (including Buyer) or group of Persons relating to any Conflicting Transaction. “Conflicting Transaction” shall mean any direct or indirect acquisition or purchase by Buyer or any of its Subsidiaries of any assets or equity securities of a Person or Persons, whether by tender offer or exchange offer, merger, consolidation, amalgamation, business combination, recapitalization, asset purchase, or similar transaction, which could reasonably be expected to materially impede, prevent or delay the transactions contemplated hereby or the Closing.

Section 6.16           Financial Statements. (a) If Seller elects to undertake a FP Subsidiaries Transaction, Seller shall give written notice of such election to Buyer and, as promptly as practicable following the date of such election, Seller shall deliver to Buyer the following audited financial statements of the Company and the Company Subsidiaries (excluding the FP Subsidiaries) and the related unqualified report of independent accountants: (i) the consolidated balance sheet as of December 31, 2008 and 2007 if applicable, and the related combined statements of income and of comprehensive income and shareholders’ equity and of cash flows for the years ended December 31, 2008, 2007 and 2006 if applicable in each case, together with appropriate footnotes, all in accordance with Regulation S-X as promulgated by the SEC.

(b)           If Seller elects to undertake a FP Subsidiaries Transaction, as promptly as practicable following the end of each calendar quarter after the date of this Agreement and until the Closing Date, Seller shall deliver to Buyer unaudited financial statements of the Company and the Company Subsidiaries (excluding the FP Subsidiaries) including a consolidated balance sheet as of December 31, 2008 and the last day of such calendar quarter, and the related combined statements of income and comprehensive income and shareholder’s equity and of cash flows, together with appropriate footnotes, all in accordance with Regulation S-X as promulgated by the SEC.

Section 6.17           Seller Agreements with Respect to Buyer Common Shares.

(a)             Whether or not the Buyer Common Shares issued to Seller at the Closing pursuant to this Agreement are deemed to be “Controlled Shares” under Buyer’s bye-laws, Seller agrees that the voting rights with respect to such Buyer Common Shares shall be reduced so that the voting rights with respect to all such Buyer Common Shares will constitute less than 9.5% of the voting power of all issued and outstanding Buyer Common Shares. Buyer Board shall apply the principles set forth in bye-laws 49-53 of Buyer’s bye-laws in making the adjustment described in this Section 6.17(a).

(b)             Seller agrees that until the date on which Seller and its Affiliates beneficially own (as defined in Rule 13d- 3 under the Exchange Act) Buyer Common Shares in an amount less than 10% of the outstanding Buyer Common Shares, without the prior written approval of Buyer, Seller will not, directly or indirectly, through its Affiliates or associates or any other Persons, or in concert with any Person:

(i)              acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Buyer or any of its Subsidiaries, or of any successor to or Person in control of Buyer;

(ii)             make, or participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules and regulations promulgated by the SEC), or advise any Person with respect to the voting of any voting securities of Buyer;

(iii)            form, join or participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; or

(iv)            publicly request that any provision of this Section 6.17(b) be waived or amended.

Section 6.18           Registration Rights.

(a)             Registration on Form S-3. Buyer will agree to file a Registration Statement on Form S-3 (the “Registration Statement”) within sixty (60) days after the Closing Date covering the resale of the Buyer Common Shares issued to Seller on the Closing Date pursuant to Rule 415 under the Securities Act. Upon filing the Registration Statement, Buyer will keep such Registration Statement effective with the SEC at all times and any Registration Statement shall be re-filed upon its expiration, and shall cooperate in any shelf take-down by amending or supplementing the prospectus related to such Registration Statement as may be requested by Seller (or its transferees) or as otherwise required, until Seller (or its transferees) no longer holds Registrable Securities; provided that Seller (or its transferees) shall not be permitted to sell under such “shelf” registration statement during such times as the trading window is not open for Buyer senior management in accordance with the Buyer’s policies. Buyer will pay all Registration Expenses incurred in connection with any Registration Statement.

(b)             Registrable Securities. For purposes of this Agreement, “Registrable Securities” means (i) all Buyer Common Shares issued to Seller on the Closing Date and (ii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause by way of share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (A) they have been effectively registered or qualified for sale by a prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, (B) they have been sold to the public pursuant to Rule 144 or Rule 145 or other exemption from registration under the Securities Act, (C) they have been acquired by Buyer or (D) they are able to be sold by Seller (and its transferees) without restriction as to volume or manner of sale pursuant to Rule 144(k) under the Securities Act and Seller (and each of its transferees) holds no more than 3% of the applicable class outstanding. In addition, for purposes of this Agreement, “Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

(c)             Underwritten Offerings. If Seller (or its transferees) intends that the Registrable Securities covered by the Registration Statement shall be distributed by means of an underwritten offering, Seller (or its transferees) will so advise Buyer. In such event, the lead underwriter to administer the offering will be chosen by Seller (or its transferees) subject to the prior written consent, not to be unreasonably withheld or delayed, of Buyer.

(d)             Registration Procedures. In connection with the registration referred to in Section 6.18(a), Buyer shall use its reasonable best efforts to as expeditiously as possible:

(i)           prepare and file with the SEC the Registration Statement with respect to such Registrable Securities, make all required filings with the Financial Industry Regulatory Authority, Inc. and thereafter use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, Buyer will furnish to Seller (and its transferees) copies of all such documents proposed to be filed, which documents will be subject to review of Seller (and its transferees);

(ii)           prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective continuously until the earlier of (A) the date that the securities covered by such Registration Statement cease to constitute Registrable Securities or (B) the date that all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act);

(iii)          furnish to each seller of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv)          register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Buyer will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v)           notify each seller of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)          notify each seller of any Registrable Securities covered by such Registration Statement (A) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to such

Registration Statement or to amend or to supplement such prospectus or for additional information, and (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(vii)         cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Buyer are then listed or, if no similar securities issued by Buyer are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the NYSE or such other market on which the Buyer Common Shares are then listed or quoted, subject to official notice of issuance;

(viii)        provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix)           enter into such customary agreements (including underwriting agreements and, subject to Section 6.18(i), lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as Seller, the participating transferees or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of management and executives of Buyer available to participate in “road shows,” similar sales events and other marketing activities; provided that Buyer shall not be required to make members of management and executives of Buyer so available for more than five (5) consecutive Business Days or more than ten (10) Business Days in any 365 day period);

(x)            make available for inspection by any seller of Registrable Securities and its counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of Buyer, and cause Buyer’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting Person (A) enter into a confidentiality agreement in form and substance reasonably satisfactory to Buyer and (B) agree to minimize the disruption to Buyer’s business in connection with the foregoing;

(xi)           timely provide to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xii)          in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use every reasonable effort to promptly obtain the withdrawal of such order;

(xiii)         obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of any underwriting agreement and the date of the closing under the underwriting agreement for such offering, signed by Buyer’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(xiv)        provide legal opinions of Buyer’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

(e)           Provision of Information. As a condition to registering Registrable Securities, Buyer may require each seller holding Registrable Securities as to which any registration is being effected to furnish Buyer with such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Buyer may from time to time reasonably request in writing.

(f)            Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to Buyer’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Buyer and counsel (limited to one law firm) for the holders of the securities registered and all independent certified public accountants and other Persons retained by Buyer (all such expenses, “Registration Expenses”), will be borne by Buyer. Buyer will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Buyer are then listed. The holders of the securities so registered shall pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, the fees and expenses of counsel beyond the one law firm paid for by Buyer and any other Registration Expenses required by Law to be paid by a selling holder pro rata on the basis of the amount of proceeds from the sale of their shares so registered.

(g)          Participation Conditions.

(i)            No Person may participate in any registration hereunder that is underwritten unless such Person (A) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by Seller (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no such Person will be required to sell more than the number of Registrable Securities that such Person has requested Buyer to include in any registration), (B) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and (C) cooperates with Buyer’s reasonable requests in connection with such registration or qualification (it being understood that the Buyer’s failure to perform its obligations hereunder, which failure is caused by such Person’s failure to cooperate with such reasonable requests, will not constitute a breach by Buyer of this Agreement). Notwithstanding the foregoing, the liability of Seller or any transferee participating in such an underwritten registration shall be limited to an amount equal to the amount of gross proceeds attributable to the sale of such Person’s Registrable Securities.

(ii)           Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from Buyer of the happening of any event of the kind described in Section 6.18(d)(v), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person receives copies of a supplemented or amended prospectus as contemplated by such Section 6.18(d)(v). In the event Buyer gives any such notice, the applicable time period mentioned in Section 6.18(d)(ii) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6.18(g)(ii) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 6.18(d)(v).

(h)             Rule 144. (i) Buyer will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Buyer is not required to file such reports, it will, upon the request of Seller or any transferee, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will use reasonable best efforts to take such further action as Seller or any transferee may reasonably request, all to the extent required from time to time to enable such Person to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of Seller or any transferee, Buyer will deliver to such Person a written statement as to whether it has complied with such information requirements.

(ii) Buyer will not issue new certificates for shares of Registrable Securities without a legend restricting further transfer unless (A) such shares have been sold to the public pursuant to an effective Registration Statement under the Securities Act or Rule 144, or (B)(1) otherwise permitted under the Securities Act, (2) the holder of such shares shall have delivered to Buyer an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Buyer, to such effect, and (3) the holder of such shares expressly requests the issuance of such certificates in writing.

(i)           Holdback. In consideration for Seller agreeing to its obligations under this Agreement, Seller (and any transferee) agrees in connection with any registration of Buyer’s securities (whether or not such Person is participating in such registration) upon the request of Seller and the underwriters managing any underwritten offering of Buyer’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of Buyer or any securities convertible into or exchangeable or exercisable for any equity securities of Buyer without the prior written consent of Seller or such underwriters, as the case may be, during the Holdback Period. With respect to any underwritten offering of Registrable Securities covered by a registration pursuant to Section 6.18(a), Buyer further agrees not to effect any public sale or distribution, or to file any Registration Statement covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, (other than with respect to awards pursuant to employee benefit plans and issuances of Buyer Common Shares upon exercise of any such awards) during the Holdback Period with respect to such underwritten offering, if required by the managing underwriter; provided that notwithstanding anything to the contrary herein, the obligations under this Section 6.18(i) shall not apply during any twelve-month period for more than an aggregate of ninety (90) days.

Section 6.19           Piggyback Registrations. (a) If, other than pursuant to Sections 6.18, Buyer proposes or is required to file a registration statement under the Securities Act with respect to an offering of securities of the same class as any Registrable Securities, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with any employee benefit or dividend reinvestment plan) then the Buyer shall give prompt written notice of such proposed filing at least 15 days before the anticipated filing date (the “Piggyback Notice”) to the Seller (and each of its transferees, the Seller and each transferee being hereinafter referred to as a “Holder”). The Piggyback Notice shall offer the Holders the opportunity to include in such registration statement the number of Registrable Securities (for purposes of this Section 6.19, “Registrable Securities” shall be deemed to mean solely securities of the same type as those proposed to be offered by the Company for its own account) as they may request (a “Piggyback Registration”). Subject to Section 6.19(b) hereof, the Buyer shall include in each such Piggyback Registration all Registrable Securities with respect to which the Buyer has received written requests for inclusion therein within 15 days after notice has been given to the Holders. The Holders shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least 2 Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. The Buyer shall be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(b)           If any of the securities to be registered pursuant to the registration giving rise to the Holders’ rights under this Section 6.19 are to be sold in an underwritten offering, the Holders shall be permitted to include all Registrable Securities requested to be included in such registration in such offering on the same terms and conditions as any Other Securities included therein; provided however, that if such offering involves a firm commitment underwritten offering and the managing underwriter(s) of such underwritten offering advise the Holders in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with all other securities that the Buyer and any other Persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:

(i)            first, all Other Securities being sold by the Buyer or by any Person (other than a Holder) exercising a contractual right to demand registration (or priority piggyback registration pursuant to an agreement existing as of the date hereof) pursuant to which such registration statement was filed;

(ii)           second, all Registrable Securities requested to be included by the Holders, pro rata (if applicable), based on the number of Registrable Securities Beneficially Owned by each such Holder; and

(iii)          third, among any other holders of Other Securities requesting such registration, pro rata, based on the number of Other Securities Beneficially Owned by each such holder of Other Securities.

(c)          No registration of Registrable Securities effected pursuant to a request under this Section 6.19 shall be deemed to have been effected pursuant to Section 6.18 or shall relieve the Company of its obligations under Section 6.18.

(d)         Seller may transfer or retain its rights and obligations under Sections 6.18 and 6.19 (in whole or in part) with respect to any Registrable Securities to any transferee (and any transferee may transfer or retain such rights and obligations with respect to any Registrable Securities to any subsequent transferee) without the prior written consent of the Buyer; provided, however, that the transferee must agree to be bound by the applicable terms of this Section 6.18 and 6.19 with respect to such Registrable Securities. Any such assignment shall be effective upon receipt by the Buyer of written notice from the transferring holder stating the name and address of any transferee and identifying the number of shares of Registrable Securities with respect to which the rights under this Agreement are being transferred together with such Registrable Securities and the nature of the rights so transferred.

Section 6.20           Indemnification by the Buyer. (a) The Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, each selling Holder whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners (limited and general), members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each such selling Holder and the officers, directors, partners (limited and general), members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling Person (collectively, “Holder Indemnitees”), from and against any and all Losses, as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any applicable Registration Statement (or in any preliminary or final prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto) or any other offering circular, amendment of or supplement to any of the foregoing or other document incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein (in the case of a final or preliminary Prospectus or issuer free writing prospectus, in light of the circumstances under which they were made) a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that Buyer will not be liable to a Seller Indemnitee or underwriter in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such selling Holder or underwriter (other than the Buyer or its applicable Affiliate acting in such role), but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement (or in any preliminary or final Prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto), offering circular, amendment or supplement to any of the foregoing or other document in reliance upon and in conformity with written information furnished to the Buyer by such Seller Indemnitee specifically for inclusion in such document. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder Indemnitee or any other Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability that the Buyer may otherwise have to each Holder Indemnitee.

(b)           Indemnification by Selling Holders. In connection with any Registration Statement in which a Seller Indemnitee is participating by registering Registrable Securities, such Seller Indemnitee shall furnish to the Buyer in writing such information as the Buyer reasonably requests specifically for use in connection with any Registration Statement or Prospectus and agrees to indemnify and hold harmless, to the fullest extent permitted by Law, severally and not jointly, the Buyer, the officers and directors of the Buyer, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Buyer (collectively, “Buyer Indemnitees”), from and against all Losses, as incurred, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement (or in any preliminary or final Prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto) or any other offering circular or any amendment of or supplement to any of the foregoing or any other document incident to such registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a final or preliminary Prospectus or issuer free writing prospectus, in light of the circumstances under which they were made) not misleading, in each case solely to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement (or in any preliminary or final Prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto), offering circular, or any amendment of or supplement to any of the foregoing or other document in reliance upon and in conformity with written information furnished to the Buyer by such Seller Indemnitee expressly for inclusion in such document.

(c)           Conduct of Indemnification Proceedings. Any Person entitled to indemnity hereunder shall seek such indemnity as an Indemnified Party in accordance with Section 9.6 of this agreement; provided however that such claims may be made and shall be indemnified without regard to the General Deductible and no costs or expenses incurred by the Indemnifying Party shall be counted towards the Limit.

(d)           Contribution. If the indemnification provided for in this Section 6.20 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

(e)           No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.21           Lockup. Until the first anniversary of the date hereof, Seller agrees that it shall not transfer any of the Buyer Common Shares to any Person without the consent of Buyer; provided that Seller may without the consent of Buyer transfer any or all of the Buyer Common Shares to one or more of its Affiliates, if such Affiliate agrees to abide by the terms of this Section 6.21. Except as otherwise permitted by this Agreement or with the written consent of Buyer, Seller will not transfer any of the Share Consideration other than (i) in transactions exempt from registration under the Securities Act or (ii) pursuant to the Registration Statement in open market or otherwise where Seller reasonably believes that any transferee would not own more than 4.9% of the Buyer Common Shares then outstanding after the sale, transfer or disposition.

Section 6.22           Directors’ and Officers’ Indemnification and Insurance.

(a)           Buyer agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Closing Date and shall continue in full force and effect. Buyer shall (and Buyer shall cause the Company to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing Date to the fullest extent required by the certificate of incorporation or bye-laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement.

(b)           Without limiting the provisions of Section 6.22(a), during the period ending on the sixth anniversary of the Closing Date, the Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such Indemnitee’s capacity as director, officer or employee of the Company or any of its subsidiaries or affiliates prior to the Closing Date; or (B) and any transactions contemplated hereby (any such claim, action, suit, proceeding or investigation, a “Released  Claim”); and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified;

(c)           Buyer will provide or cause the Company to provide, for a period of not less than six years after the Closing Date, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy, or a “tail policy”, in each case, that provides coverage for events occurring at or prior to the Closing Date (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Buyer or the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)           Buyer irrevocably waives and releases, and shall cause the Company to irrevocably waive and release to the extent permitted by applicable law, all Released Claims against the Indemnitees;

(e)           The Indemnitees to whom this Section 6.22 applies shall be third party beneficiaries of the Section 6.22. The provisions of this Section 6.22 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

Section 6.23           NYSE Listing. Buyer shall cause the Buyer Common Shares to be issued under this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.24           Seller’s Parent Guaranty. Seller’s Parent hereby irrevocably guarantees to Buyer and its respective successors, and assigns the payment and performance by Seller of all of the liabilities and obligations of Seller under this Agreement, including Seller’s indemnification obligations under Articles V and IX (collectively, the “Guaranteed Obligations”). Seller’s Parent hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor, and that this is a guaranty of performance and payment and not of collectibility.

Section 6.25           Soft Capital Facility. (a) The parties agree to use their reasonable best efforts to cause the change of control event of default under the Soft Capital Facility to be waived by Bayerische Landesbank, with any consent fee and expenses being borne by Buyer (the “Soft Capital Waiver”).

(b)           If the parties are unable to obtain the Soft Capital Waiver by payment of a reasonable consent fee, the parties shall jointly approach the Ratings Agencies to determine whether a downgrade of FSA would occur as a result of the termination of the Soft Capital Facility upon consummation of the Closing. If any of the Ratings Agencies determine that such a downgrade would occur, Seller may, not less than sixty (60) days following such determination, notify Buyer that the condition set forth in Section 7.3(e) hereto will be impossible to fulfil, and Buyer shall be bound by such notice.

ARTICLE VII

Conditions to Closing

Section 7.1             Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each of the parties to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing) at or prior to the Closing of each of the following conditions:

(a)           The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

(b)           No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Closing. No judgment, decree, injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect, nor shall there be pending any suit or action instituted by any Governmental Entity which would, prohibit or make illegal the Closing.

(c)           (i) The Material Insurance Approvals shall have been received and, (ii) in connection with each Material Insurance Filing, either (A) approval shall have been received or (B) all of the other conditions to closing in this Article VII shall have occurred and no objection shall have been received with respect to such filing and, (iii) such approvals referred to in (i) and (ii)(A) above shall not contain any condition or requirement which would be reasonably likely to have a Combined Company Material Adverse Effect.

Section 7.2             Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

(a)           The representations and warranties of Seller contained herein (in each case without giving effect to any materiality concept therein) shall be true and correct as of the Closing, disregarding for these purposes any breaches or inaccuracies that do not, and are not reasonably likely to, have in the aggregate a Company Material Adverse Effect.

(b)           Seller shall have performed in all material respects the covenants and agreements required to be performed by it hereunder prior to the Closing Date.

(c)           Buyer shall have received a certificate from an appropriate officer of Seller, dated at and as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

(d)           Each of the Transaction Documents to which Seller or any of its Affiliates is party shall have been fully executed by Seller and/or its Affiliates, as applicable, and delivered to Buyer.

(e)           The Issuance shall have been approved by Buyer’s shareholders at the Buyer Shareholders Meeting.

(f)            Buyer shall have received in writing or some other manner reasonably satisfactory to Buyer from each Rating Agency a statement indicating that the consummation of the transactions contemplated by this Agreement of itself will not result in a downgrade of Assured Guaranty Corp., Assured Guaranty (UK) Ltd. and Assured Guaranty Re Ltd.

Section 7.3             Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions:

(a)           The representations and warranties of Buyer contained herein (in each case without giving effect to any materiality concept therein) shall be true and correct as of the Closing, disregarding for these purposes any breaches or inaccuracies that do not, and are not reasonably likely to, have in the aggregate a Buyer Material Adverse Effect.

(b)           Buyer shall have performed in all material respects the covenants and agreements required to be performed by it hereunder prior to the Closing Date.

(c)           Seller shall have received a certificate from an appropriate officer of Buyer, dated at and as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

(d)           The Buyer Common Shares to be issued pursuant to this Agreement shall have been authorized for trading on the NYSE, subject to official notice of issuance.

(e)           Seller shall have received in writing or some other manner reasonably satisfactory to Seller from each Rating Agency a statement indicating that the consummation of the transactions contemplated by this Agreement of itself will not result in a downgrade of FSA.

(f)            Each of the Transaction Documents to which Buyer or any of its Subsidiaries is a party shall have been fully executed by such party and delivered to Seller.

Section 7.4             Waiver of Closing Conditions. Waiver of conditions to Closing shall constitute a full waiver of all rights and remedies with respect to any breach of representation or warranty, covenant or other obligations or duties, in respect of which such waiver was granted.

ARTICLE VIII

Termination

Section 8.1             Termination. This Agreement may be terminated by the parties only as provided below:

(a)           Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)           Subject to Section 2.2, Buyer may terminate this Agreement by delivering written notice (a “Buyer Notice of Termination”) to Seller at any time prior to the Closing in the event Seller is in material breach of any representation or warranty or fails to perform in any material respect any covenant or agreement contained in this Agreement, if Buyer has notified Seller of the breach or failure to perform in writing, such breach or failure to perform (unless cured, if curable) will result in an inability of Seller to satisfy the conditions set forth in Section 7.2 and such breach, if curable, has continued without cure for a period of forty five (45) days after delivery of a Buyer Notice of Termination.

(c)           Seller may terminate this Agreement by delivering written notice (a “Seller Notice of Termination”) to Buyer at any time prior to the Closing in the event Buyer is in material breach of any representation or warranty or fails to perform in any material respect any covenant or agreement contained in this Agreement, if Seller has notified Buyer of the breach or failure to perform in writing, such breach or failure to perform will (unless cured, if curable) result in an inability of Buyer to satisfy the conditions set forth in Section 7.3 and such breach or failure to perform, if curable, has continued without cure for a period of 45 days after delivery of a Seller Notice of Termination.

(d)           Subject, in the case of Buyer, to Section 2.2, Buyer or Seller may terminate this Agreement by providing written notice to the other at any time on or after August 14, 2009 (the “End Date”) if the Closing shall not have occurred; provided that a party shall not have the right to terminate this Agreement under this Section 8.1(d) if the Closing shall not have occurred due to the failure of such party to comply fully with its obligations under this Agreement.

(e)           Either Buyer or Seller may terminate this Agreement by delivering written notice to the other party at any time prior to the Closing if any event occurs which would render impossible the satisfaction of one or more conditions set forth in Article VII hereunder.

Section 8.2             Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any further liability to the other party hereto; provided, however, that this Section and Article X shall survive any termination hereof, and nothing herein will relieve any party from liability for any breach of this Agreement that occurred prior to such termination.

ARTICLE IX

Survival and Indemnification

Section 9.1             Survival of Representations and Warranties and Covenants.

(a)           Except as otherwise set forth in this Section, (i) the representations and warranties contained in Articles III and IV of this Agreement shall survive the Closing and shall expire at the first anniversary of the Closing Date; and (ii) each covenant contained herein shall survive until the Closing Date or, if required to be performed in whole or in part after the Closing Date, until the date on which such covenant is required to be fully performed. No claims by Buyer under Section 9.3(a) or Seller under Section 9.2, as the case may be, for any Loss equal to or less than $250,000 shall be deemed to be a Loss (each, a “De Minimis Claim”). In no event shall either party be liable for any Losses recoverable by Buyer under Section 9.3(a) or Seller under Section 9.2, as the case may be, unless and until the aggregate of such Losses exceed $10,000,000 (the “General Deductible”), and Seller or Buyer, as the case may be, shall be liable only for the amount by which all such recoverable Losses exceed the General Deductible. In addition, payments under Section 9.3(a) by Seller to Buyer or under Section 9.2 by Buyer to Seller, as the case may be, shall not in the aggregate exceed 25% of the Cash Consideration (the “Limit”).

(b)           For the purpose of (i) determining whether the De Minimis Claim, General Deductible or Limit has been exceeded or (ii) measuring and indemnifying for Losses with respect to any breach of a representation or warranty contained in Article III or Article IV (but not for purposes of determining whether a breach of a representation or warranty has occurred), such representations and warranties shall be deemed to have been made without any materiality or similar qualifications contained therein (other than any dollar thresholds contained therein, if any).

Section 9.2             Indemnification by Buyer. From and after the Closing Date until, if applicable, the expiration of the periods specified in Section 9.1(a), subject to submission of a notice to the Indemnifying Party in sufficient detail for the Indemnifying Party to evaluate the claim (and prior to the expiration of the applicable periods specified in Section 9.1(a)), Buyer shall indemnify and hold harmless Seller (the “Seller Indemnified Parties”) against and in respect of all actions, suits, hearings, proceedings, injunctions, judgments, orders, decrees, rulings, losses, direct damages, liabilities, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses incurred in defending any losses covered hereby, but excluding in each case any other indirect, consequential, special or punitive damages) (collectively, “Losses”) incurred by any Seller Indemnified Party, arising out of subject to the limitations set forth in Section 9.1(a) any breaches of Buyer’s representations, warranties and covenants set forth in this Agreement.

Section 9.3             Indemnification by Seller. From and after the Closing Date until, if applicable, the expiration of the periods specified in Section 9.1(a), subject to submission of a notice to the Indemnifying Party in sufficient detail for the Indemnifying Party to evaluate the claim (and prior to the expiration of the applicable periods specified in Section 9.1(a)), Seller shall, without duplication of any payments under Section 5.1, indemnify and hold harmless

Buyer (together with the Seller Indemnified Parties, the “Indemnified Parties”) against and in respect of all Losses incurred by Buyer, arising out of, (a) subject to the limitations set forth in Section 9.1(a), any breaches of Seller’s representations, warranties and covenants set forth in this Agreement, (b) the operation, assets or liabilities of the Financial Products Business prior to the Closing Date (including any legal proceedings filed prior to or arising out of conduct prior to, the Closing Date), (c) any Director Share Price Differential paid by the Company and (d) claims under any of the Financial Security Assurance Holdings Ltd. Severance Policy, the Financial Security Assurance Holdings Ltd. Severance Policy for Senior Management or the Financial Security Assurance Holdings Ltd. 2004 Equity Participation Plan that a participant in any such plan experienced a “constructive termination” or had “Good Reason” to terminate employment, in either case before or after the Closing, in accordance with the terms of the applicable plan as a result of a reduction of such employee’s annual bonus in respect of fiscal 2008 or 2009, provided that, with respect to any termination after the Closing only, Buyer has provided, or caused the Company or a Company Subsidiary to provide, each Affected Employee with a bonus opportunity in respect of fiscal 2009 that is equal or greater to the bonus opportunity provided to similarly situated employees of Buyer and its Affiliates.

Section 9.4             Indemnification as Sole Remedy. Following the Closing, the indemnities provided in Article V, Section 6.20, Section 6.22 and this Article IX shall be the sole and exclusive remedy of the parties with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement and the transactions contemplated by this Agreement whether arising from breach of contract, tort or any other theory of law whatsoever.

Section 9.5             Mitigation of Losses. Buyer and Seller shall be required to take all actions reasonably necessary to mitigate any Losses in respect of which they or, if applicable, their related Indemnified Parties may seek indemnification hereunder during such period as the Indemnified Party was aware of the claim giving rise to the Loss.

Section 9.6             Method of Asserting Claims, Etc. (a) All claims for indemnification by any Indemnified Party under this Agreement (other than claims for indemnification under Article V) shall be asserted and resolved as set forth in this Section. In the event that any written claim or demand for which Seller or Buyer, as the case may be (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder (without regard to any limitations contained herein) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”). Buyer shall not deliver a Claim Notice to Seller with respect to any claim or demand in respect of Losses recoverable by Buyer under Section 9.3 unless the total amount of all such claims and demands that have been sought or asserted (together with any claims or demands in respect of Losses recoverable by Buyer under Section 5.1) exceeds the General Deductible. The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such claim or demand to the extent it is prejudiced or suffers any Loss as a result of the Indemnified Party failing to timely deliver the Claim Notice.

(b)           With respect to claims or demands for which a Claim Notice has been delivered under Section 9.6(a), the Indemnifying Party shall have thirty (30) days after the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall reasonably request. Assumption of the defense against any such claim or demand shall not in any way be deemed an acknowledgment of any kind that such claim or demand is subject to indemnification. All costs and expenses incurred by the Indemnifying Party in defending any such claim or demand shall be borne by the Indemnifying Party, and shall be counted towards the Limit. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any such claim or demand unless the terms of such settlement provide for no relief other than payments of monetary damages that are not to be paid by the Indemnified Party or any of its Affiliates. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall provide the Indemnifying Party and its counsel reasonable access to all relevant business records and other documents, employees and properties and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim. Notwithstanding the foregoing, if the Indemnifying Party elects not to defend the Indemnified Party or if the Indemnifying Party is advised by outside counsel that a conflict of interest exists that requires the Indemnified Party to be represented by separate counsel under the applicable rules of professional responsibility or if the court to which the third party claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Party with respect to such third party claim, the Indemnified Party shall (at the sole cost and expense of the Indemnifying Party in accordance with and subject to this Article IX) have the right and the obligation to vigorously defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense with respect to itself, subject to the restriction on settlement pursuant to this Article IX. In any event, the Indemnifying Party shall have the right to participate in the defense or settlement of any third party claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a third party, the Indemnified Party shall deliver express written notice of such claim (specifying in reasonable detail the basis for, and estimated amount of, such claim) with reasonable promptness to the Indemnifying Party (and in any event, within 15 days of the date on which the Indemnified Party becomes aware or, with the exercise of reasonable diligence would have become aware, of such claim). The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party hereunder, except to the extent that the Indemnifying Party has been prejudiced or suffers any Loss by such failure.

Section 9.7             Calculation of Losses. The payment of any amount by the Indemnifying Party to the Indemnified Party under Article V or this Article IX shall be (a) reduced by any amounts received by the Indemnified Party from any third party or under applicable insurance policies owned by the Indemnified Party or its Subsidiaries, (b) reduced by the amount of any Tax Benefits attributable to the Loss giving rise to the payment with respect to which an indemnity obligation exists under Article V or this Article IX, and (c) reduced by the amount of reserves or provisions specifically set forth in the Company November 10-Q.

Section 9.8             Assignment of Claims. If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.9             No Consequential Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for indirect, consequential, incidental, special or punitive damages that arise out of or relate to this Agreement or the performance or breach of this Agreement or any liability retained or assumed hereunder.

ARTICLE X

Miscellaneous

Section 10.1           Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

Section 10.2           Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants and expenses in connection with all regulatory filings) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.3           Public Disclosure. Each party to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed (following consultation with the other parties if reasonably practicable), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

Section 10.4           Assignment. No party to this Agreement may assign or transfer any of its rights or obligations under this Agreement (by operation of Law or otherwise) without the prior written consent of the other party hereto provided that the rights of Seller pursuant to Sections 6.18, 6.19 and 6.20 may be transferred in connection with a permitted transfer of Registrable Securities. Any assignment or transfer in violation of this Section shall be null and void ab initio.

Section 10.5           Entire Agreement. This Agreement (including all Annexes and Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement until the occurrence of the Closing.

Section 10.6           Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in Section 6.22(d) (Directors’ and Officers’ Indemnification and Insurance), nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Seller or their successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Nothing in this Agreement shall constitute or be construed as an amendment or modification of any Benefit Plan or of any employee benefit plan or arrangement of Buyer or any of its Affiliates.

Section 10.7           Schedules. The headings, if any, of any individual sections of the Seller Disclosure Schedule, are inserted for convenience only and the inclusion of any matter in any section of any Schedule to this Agreement shall qualify or respond to all representations and warranties in this Agreement (and not just the numerically corresponding representation) to the extent that the relevance of such disclosure to any such other representation or warranty is reasonably apparent on its face. Inclusion therein shall expressly not be deemed to constitute an admission by either Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.8           Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 10.9           Section Headings. The Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.10         Notices. All notices or other communications hereunder shall be deemed to have been duly given and made upon receipt thereof if given and made in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by international courier service, or (c) sent by facsimile; provided that the facsimile is promptly confirmed by telephone or by email and followed by written confirmation by registered mail thereof, to the Person at the address set forth below:

(a)           if to Buyer, to:

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

Attention: James M. Michener

Facsimile: (441) 296-1083

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Edward S. Best

Facsimile: (312) 701-7711

(b)           if to Seller, to:

Dexia SA/NV

Place Rogier 11

1210 Brussels, Belgium

Attention: Secretary General

Facsimile: +32 2 213 58 90

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Rue de la Loi, 57

1040 Brussels, Belgium

Attention: Laurent Legein

facsimile: 32 2 231 1661

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Neil Whoriskey

facsimile: (212) 225-3999

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 3:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.11         Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, which shall govern this Agreement and any controversy or claim arising out of or relating to this Agreement.

Section 10.12         Jurisdiction. Each of Buyer, Seller and Seller’s Parent agrees and consents to personal jurisdiction and venue in any federal or state court within the Borough of Manhattan, in the City of New York, having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by Law, each of Buyer and Seller hereby agrees to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of any party with respect to any matter whatsoever relating to this Agreement.

Section 10.13         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14         Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

Section 10.15         Specific Performance. Each of Buyer and Seller acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by any party and that any such breach would cause irreparable harm. Accordingly, each of Buyer and Seller agrees that in the event of any breach or threatened breach of this Agreement, Buyer or Seller, as applicable, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

DEXIA HOLDINGS, INC.

By:
Name:
Title:

DEXIA CREDIT LOCAL S.A.

By:
Name:
Title:

ASSURED GUARANTY LTD.

By:
Name:
Title:

ANNEX A

Company Subsidiaries

FSA Capital Markets Services (Cayman) Ltd. (Cayman Islands)

FSA Capital Markets Services LLC (DE)

FSA Capital Management Services LLC (DE)

Financial Security Assurance Inc. (NY)

FSA Asset Management LLC (DE)

FSA Portfolio Management Inc. (NY)

CLFG Corp. (DE)

Transaction Services Corporation (NY)

FSA Portfolio Asset Limited (UK)

FSA Insurance Company (OK)

FSA Mexico Holdings Inc. (NY)

Financial Security Assurance International Ltd. (Bermuda)

Financial Security Assurance (U.K.) Limited (UK)

FSA Seguros Mexico, S.A. de C.V. (Mexico)

FSA International Credit Protection (Cayman) Limited (Cayman Islands)

FSA Services (Japan) Inc. (NY)

FSA Credit Products 1 LLC (DE)

FSA Credit Products 2 LLC (DE)

FSA Credit Protection Limited (UK)

FSA Services (Australia) Pty Limited (Australia)

FSA Global Funding Limited (Cayman Islands) (49%)

FSA Administrative Services, LLC (NY)

FSA Services (Americas) Inc. (NY)

MLN 1999-2 Refi Co. LLC (NY)

Global CBO-3 Refi Co. LLC (NY)

FMAC 1998-D Refi Co. LLC (NY)

FMAC 2000-A Refi Co. LLC (NY)

BEA 1998-2 Refi Co. LLC (NY)

Baldwin Place Refi Co. LLC (NY)

IMC 97-7 Refi Co. LLC (NY)

Enterprise Company R. Inc. (Cayman Islands)

Commercial Mortgage Company III-R2, Inc.

Advantage Capital Partners X LP (50%)

ANNEX B

Insurance Approvals

•                  New York State Insurance Department approval of acquisition of control of Financial Security Assurance Inc. (NAIC No. 194-18287) pursuant to NY CLS Ins § 1506

•                  Oklahoma Insurance Department approval of acquisition of control of FSA Insurance Company (NAIC No. 194-10843) pursuant to 36 Okl. St. § 1653

•                  Bermuda Ministry of Finance approval of change of control of FSA Security Assurance International Ltd.

•                  United Kingdom Financial Services Authority approval of change of control of Financial Security Assurance (U.K.) Limited

•                  Form A filings

•                  Form E filings

•                  Letters of determination of non-control regarding government control of any Company Insurance Subsidiary.

ANNEX C

Material Insurance Approvals

•                  New York State Insurance Department approval of acquisition of control of Financial Security Assurance Inc. (NAIC No. 194-18287) pursuant to NY CLS Ins § 1506

•                  Oklahoma Insurance Department approval of acquisition of control of FSA Insurance Company (NAIC No. 194-10843) pursuant to 36 Okl. St. § 1653

•                  United Kingdom Financial Services Authority approval of change of control of Financial Security Assurance (U.K.) Limited

Material Insurance Filings

•                  Pre-acquisition notification competitive impact filings (“Form E Filings”).

•                  Letters of determination of non-control regarding foreign government control of any Company Insurance Subsidiary.

ANNEX D

Guarantee Description

Term Sheet for Guarantee of FSA FP Liabilities by Dexia S.A.

Guarantor:	Dexia S.A. (“Dexia”)

Beneficiaries:

Each of (i) FSA Asset Management LLC (“FSAM”), (ii) FSA Capital Management Services LLC, FSA Capital Markets Services LLC and FSA Capital Markets Services (Cayman) Ltd. (the “GIC Companies”), and (iii) Financial Security Assurance Inc. (“FSA”).

Dexia Asset Guarantee:	A guarantee of Scheduled Payments in relation to all assets owned by FSAM as of the Closing Date (the “FSAM Assets”).

Dexia will not have any claim against FSA as guarantor in the nature of subrogation or reimbursement under any FSA guarantees of the FSAM Assets where such guarantees were not issued independently in third party transactions prior to purchase of the asset by FSAM (“FSA Secondary Guarantees”).

FSAM will agree not to make claims under any FSA Secondary Guarantee unless FSA direct FSAM to make such a claim and agrees to make payment against such claim under such FSA Secondary Guarantee.

Scheduled Payments:

The scheduled payments of interest and principal in relation to each FSAM Asset, as determined in accordance with the terms of the relevant FSAM Asset in existence on the Closing Date, without regard to any amendments or modifications to the terms of such FSAM Asset occurring after the Closing Date to which Dexia has not given its prior written consent (unless the consent of FSAM as holder of the FSAM Asset was not required for such amendments or modifications), and without regard to (i) any default interest or (ii) any amounts due on any early acceleration or prepayment of such FSAM Asset as a result thereof.

Dexia GIC Guarantee:

Dexia shall guarantee all payment obligations of the GIC Companies under the GIC Contracts, including any prepayment, termination or collateral posting obligations. Dexia will not have any claim against FSA as guarantor in the nature of subrogation or reimbursement under GIC Policies in relation to the GIC Contracts.

GIC Contracts:	GICs issued by the GIC Companies to various parties.

GIC Policy:	Financial guarantee policies issued by FSA insuring the obligations of the GIC Companies under the GIC Contracts issued by the GIC Companies.

Dexia Swap Guarantee:

Dexia shall guarantee the payment of all liabilities of FSAM under interest rate or currency hedging derivative agreements to which FSAM is a party, the FSAM Master Notes and the FSAM Master Repurchase Agreements

(the “FSAM Swaps”). Dexia will not have any claim against FSA as guarantor in the nature of subrogation or reimbursement under existing FSA policies guaranteeing the FSAM Swaps.

The Dexia Asset Guarantee, Dexia GIC Guarantee and Dexia Swap Guarantee are referred to collectively as the “Dexia Guarantees.”

Effective Date of Dexia Guarantees:

The earlier of (i) immediately prior to the distribution of “Newco” to Dexia Holdings Inc. in connection with the reorganization of FSAM’s ownership by DCL and (ii) the Closing Date under the Stock Purchase Agreement (the “Closing Date”).

Dexia Asset Guarantee Fees

In consideration for the Dexia Asset Guarantee, Dexia shall receive a fee equal to all available net income in FSAM or the GIC Companies, provided that such payment to Dexia shall be net of any premium taxes to or reinsurance costs of FSA associated with the FSAM Assets or the GIC Liabilities to the extent such premium taxes or reinsurance costs, through the exercise of commercially reasonable efforts by the parties, cannot be eliminated by any amendments FSA, FSAM and the GIC Companies would have the right to make to the terms of FSA’s insurance arrangements with FSAM or the GIC Companies.

Ratings of FSAM, the GIC Companies and FSA:

The Guarantor undertakes (on a reasonable best efforts basis) to have the GIC Companies rated the ratings set forth in this section independent of the credit rating assigned to the financial strength of FSA or its equivalent.

(a)   Creditworthiness of FSAM’s payment obligations is expected to benefit from, independently of the credit rating assigned to the financial strength of FSA, (i) treatment of the Collateral posted by Dexia from time to time hereunder as capital of FSAM, (ii) the obligations of DBB and DCL under the existing $5 billion aggregate liquidity facility representing sufficient liquidity to FSAM for maturity mismatches or prepayment risks and (iii) Dexia’s creditworthiness as obligor under the Dexia Asset Guarantee and (iv) DCL’s creditworthiness in relation to the Capital Commitment.

(b)   In the event Dexia’s obligations under the Dexia Asset Guarantee benefit from a full guarantee of the Sovereign Guarantors, creditworthiness of FSAM’s payment obligations is expected to benefit from, independently of the credit rating assigned to the financial strength of FSA, (i) the creditworthiness of the Sovereign Guarantors, (ii) the obligations of DBB and DCL under the existing $5 billion aggregate liquidity facility representing sufficient liquidity to FSAM for maturity mismatches or prepayment risks, and (iii) DCL’s creditworthiness as obligor under the Capital Commitment.

Pursuant to either (a) or (b) above, the initial rating assigned to FSAM on the Closing Date expected to be at least AA+ by S&P, AA+ by Fitch and Aa1 by Moody’s.

The GIC Companies are expected to be rated independently of the credit rating assigned to the financial strength of FSA (the “Independent Rating”), based on (i) the creditworthiness of FSAM in relation to its payment obligations, and (ii) Dexia’s creditworthiness as obligor under the Dexia GIC Guarantee; with the initial rating assigned to the GIC Companies on the Closing Date expected to be at least AA by S&P, AA by Fitch and Aa2 by Moody’s.

Investment Manager

Dexia, its Affiliates or any third-party investment manager (that is reasonably acceptable to FSA) appointed by the Dexia or its Affiliates will supervise, direct and manage the assets, liabilities, operations and business of the GIC Companies pursuant to the terms of the FSAM Asset Management Agreement.

FSA shall have third party beneficiary rights to the FSAM Asset Management Agreement and other similar arrangements with the GIC Companies, and may act as the Directing Party upon any a Dexia Event of Default or any default by Dexia under the FSAM Asset Management Agreement or other similar arrangements.

Directing Party

Dexia shall direct the day to day operations of FSAM and the GIC Companies and shall direct the management of the assets and liabilities of FSAM and the GIC Companies (including in the case of FSAM through the Investment Manager), including but not limited to cash management, asset liability management and other normal day to day operations of FSAM and the GIC Companies, provided that no Dexia Event of Default has occurred and is continuing.

If a Dexia Event of Default has occurred and is continuing, FSA shall become the Directing Party.

Security Interest granted by FSAM:

A security interest in all of the FSAM Assets shall be granted to a third party Trustee for the benefit of and acceptable to each of FSA and Dexia. On any date on which FSA has made a payment in relation to any FSA Secondary Guarantee, the existing FSA guarantee of the FSAM Master Notes or FSAM Master Repurchase Agreements, or the FSA’s guarantees of the FSAM Swaps, FSA shall be paid from the proceeds of such security interest, in priority to Dexia, FSA’s claims for subrogation or reimbursement in relation thereto (“FSA Subrogation Claims”). Following payment of any FSA Subrogation Claims and provided that no Dexia Event of Default has occurred and is continuing, Dexia shall be paid from the proceeds of such security interest Dexia’s own claims for subrogation or reimbursement (“Dexia Subrogation Claims”).

Any proceeds of such security interest not applied to the payment of current FSA Subrogation Claims or Dexia Subrogation Claims, or the payment of any currently due and payable GIC contracts, shall be held for the payment of any subsequently maturing GIC contracts and not invested in new FSAM Assets.

Dexia shall in addition have the right at any time, following the making of a shortfall payment in respect of a Scheduled Payment of principal or interest under the Dexia Asset Guarantee, to purchase the relevant guaranteed asset at par plus accrued interest.

Security Interest granted by GIC Companies:

A security interest in all of the assets of each GIC Company shall be granted to a third party Trustee for the benefit of and acceptable to each of FSA and Dexia. On any date on which FSA has made a payment in relation to any FSA GIC Policy, FSA shall be paid from the proceeds of such security interest, in priority to Dexia, FSA’s claims for subrogation or reimbursement in relation thereto.

Collateralization

To secure the Dexia Asset Guarantee, Dexia will post to the Custodian (or FSAM will post to the Custodian on Dexia’s behalf) from time to time Eligible Collateral other than any FSAM Assets (the “Collateral”) having an aggregate Collateral Value equal to the excess of (i) the Aggregate GIC Principal Amount over (ii) the aggregate Mark to Market Value of the FSAM Assets (the “Collateralized Amount”).

The initial posting of collateral shall occur on the Closing Date, based on the Collateralized Amount as determined on the second Business Day prior to the Closing Date. Dexia will post additional Eligible Collateral on any date that the Collateralized Amount exceeds the Collateralized Amount as determined on the last date of posting by at least the Posting Threshold Amount.

Mark to Market Value:

In relation to any FSAM Asset or Eligible Collateral, the current bid side market value thereof, without giving effect to any guarantee provided by Dexia or any FSA Secondary Guarantee, as determined by the Custodian based on its standard valuation procedures for assets of the same type and quality of the relevant FSAM Asset or Eligible Collateral in connection with its activities as tri-party repo custodian or custodian or collateral agent in relation to the GICs. Either Dexia or FSA may request the Custodian to verify any Mark to Market Value assigned by the Custodian to an FSAM Asset from time to time by obtaining bid side quotations for the purchase of such asset from independent, third-party dealers in the relevant market; the quotations so obtained by the Custodian will be final and will apply as the Mark to Market Value on any date.

Aggregate GIC Principal Amount:	The aggregate principal amount outstanding from time to time of the GICs.

Collateral Value:	In relation to any Eligible Collateral, the Mark to Market Value thereof times the Valuation Percentage for such Eligible Collateral.

Eligible Collateral and Valuation Percentages:

The following types of collateral denominated in either United States dollars or Euro (each an “Eligible Currency”) will be Eligible Collateral with the Valuation Percentage (which will be reasonably agreed, by reference to valuation percentages customarily applicable to postings of similar collateral by DBB and DCL in connection with their derivatives master agreements); provided, that Eligible Collateral shall either (i) be matched to the related FSAM Asset with respect to the Eligible Currency or (ii) be adjusted by a currency volatility haircut in accordance with market standard criteria for credit support for which dollars is the primary currency.

	Eligible Collateral	Valuation
Percentage
(A)	Cash	100%

(B)	negotiable debt obligations issued after 18 July 1984 of or guaranteed by the U.S. Treasury	—%
(C)	negotiable debt obligations issued after 18 July 1984 of or guaranteed by the U.S. Treasury	—%
(D)	negotiable debt obligations issued after18 July 1984 of or guaranteed by the U.S. Treasury Department	—%
(E)	negotiable debt obligations of or guaranteed by the Federal Republic of Germany (with local and	—%

(F)	negotiable debt obligations of or guaranteed by the	—%
(G)	negotiable debt obligations of or guaranteed by	—%
(H)	negotiable debt obligations of or guaranteed by the	—%
(I)	negotiable debt obligations of or guaranteed by the	—%

maturity of less than 10 years at the date of their transfer to the Custodian.
	(J)	negotiable debt obligations of the US Government National Mortgage Association backed by the full faith and credit of the United States Treasury with a residual maturity on such date equal to or greater than 1 year but less than 3 years.	—%
	(K)	negotiable debt obligations of the US Government National Mortgage Association backed by the full faith and credit of the United States Treasury with a residual maturity on such date equal to or greater than 3 years but less than 5 years.	—%
	(L)	negotiable debt obligations of the US Government National Mortgage Association backed by the full faith and credit of the United States Treasury with a residual maturity on such date equal to or greater than 5 years but less than 7 years.	—%
	(M)	negotiable debt obligations of the US Government National Mortgage Association backed by the full faith and credit of the United States Treasury with a residual maturity on such date equal to or greater than 7 years but less than 10 years.	—%

Eligible Collateral shall also include the available amount of any letter of credit issued by an unaffiliated bank rated at least A-1/P-1 and unconditionally drawable by the Custodian.

In each case the above items shall exclude (i) interest only and principal only securities and (ii) index-linked, derivative-linked or structured notes.

Collateral Rehypothecation:

Unless Dexia otherwise provides relevant cash or securities to meet such requirements, the Custodian shall rehypothecate collateral posted to it solely in order to meet any collateralization requirements applicable under GICs.

Valuation Dates:	Valuation Dates shall occur not less frequently than monthly (and on any Business Day upon request by Dexia or FSA).

Posting Threshold Amount:	$ 5 million, unless a Dexia Event of Default has occurred in which case it shall be zero.

Return of Collateral:

In the event that the excess of the (i) the Collateral Value of all collateral posted over (ii) the Aggregate GIC Principal Amount (the “Excess Collateral Amount”) shall exceed the Return Threshold Amount, the Custodian shall return to Dexia collateral chosen by FSA having a Collateral Value on the date of transfer equal to the Excess Collateral Amount as determined on such date (unless a Dexia Event of Default has occurred and is continuing).

Upon such date as (i) Dexia’s obligations under the Dexia Asset Guarantee shall benefit from a guarantee of one or more of the governments of Belgium, France and/or the United States of America (any a “Sovereign Guarantor” and such date the “Sovereign Guarantee Date”) and (ii) Dexia has entered into liquidity arrangements with FSAM in relation to FSAM’s obligations to the GIC Companies such that the Rating Agencies confirm that (A) after giving effect to release of such collateral, each of FSAM and the GIC Companies will be rated at least AA/AA/Aa2 or higher independently of the financial strength rating of FSA and (B) release of such collateral will not result in the downgrading of any rating assigned to the financial strength of FSA immediately prior to such release, the collateral posted by Dexia shall be released in an amount equal to the principal amount of the Dexia Asset Guarantee obligation in relation to which FSAM shall have recourse to the Sovereign Guarantors (or if the conditions in (A) and (B) may be met following only a release of the collateral in a partial amount, the relevant partial amount shall be released).

Return Threshold Amount:	$5 million
Timing and Notice Provisions:	To be substantially the same as applicable under the standard form of the ISDA Credit Support Annex (New York Law), where FSAM would be the sole Secured Party.
Dexia Events of Default:

“Dexia Event of Default” shall include, but not be limited to:

(i)            a failure of Dexia to make payment in accordance with the terms of either the Dexia Guarantees not cured by payment of such amount by Dexia or a Sovereign Guarantor within 3 days of receipt of notice of such failure;

(ii)           a failure by Dexia to post required Collateral not cured within [3] days of receipt of notice of such failure; or

(iii)          a bankruptcy (or other event described in Section 5(a)(vii) of the ISDA Master Agreement referred to below) in respect of Dexia occurring and continuing at any time prior to the Sovereign Guarantee Date.

FSA rights upon Dexia Event of Default

Upon the occurrence and continuance of a Dexia Event of Default, FSA may take any or all of the following actions:

(i)            Exercise the rights of a secured party in relation to the Collateral;

(ii)          Become Directing Party and may reinvest the FSAM Assets at its sole discretion in Eligible Collateral;

(iii)         Maintain the Dexia AssetGuarantee and Dexia GIC Guarantee in force and apply any posted Collateral to unpaid liabilities of Dexia in relation to the Dexia Asset Guarantee; or

(iv)          prior to the Sovereign Guarantee Date, terminate the Dexia Asset Guarantee and apply Collateral posted by Dexia to the purchase of a replacement guarantee having substantially the same terms as the Dexia Asset Guarantee.
Custodian:

The Bank of New York, or such replacement Custodian as FSAM, FSA and Dexia may agree from time to time. The Custodian will also hold all of the FSAM Assets which can be credited to a segregated custody account maintained in New York.

Voting Rights

Provided that no Dexia Event of Default has occurred and is continuing, all rights to vote or give directions or consents as a holder of the FSAM Assets shall be exercised in such manner as Dexia directs and only in such manner.

Asset Sale Restriction:

Provided that no Dexia Event of Default has occurred and is continuing, FSAM shall not sell or liquidate any FSAM Asset other than with the prior consent of Dexia. FSAM shall not sell or liquidate any FSAM Asset other than for consideration equal to the par amount thereof plus accrued interest, without the consent of FSA.

No New Business:

No new GIC Contracts shall be entered into and no other new business shall be written by FSAM or the GIC Companies, and FSAM and the GIC Companies will not incur any indebtedness, other than under the Liquidity Facility, the Securities Lending Facility or pursuant to other swaps, repurchase agreements and securities lending arrangements in each case in the ordinary course of managing the existing business of FSAM and the GIC Companies, without the consent of Dexia and FSA.

Liquidity Facility:	$4.4 billion and $0.6 billion committed standby lines of credit provided by Dexia Bank Belgium (“DBB”) and Dexia Crédit Local (“DCL”), respectively, to FSAM will remain in place.
Capital Commitment Facility:	The Capital Commitment Agreement and Securities Lending Facility among F SAM, FSAH, Dexia Holdings Inc. and DCL shall each remain in effect following issuance of the Dexia Asset Guarantee.
Existing Insurance Agreements:

The Insurance and Indemnity Agreements between FSA and FSAM and between FSA and the GIC Companies shall remain in effect, subject to amendments thereto to reflect the security interest arrangements contemplated hereby and to waive any insurance premiums payable to FSA thereunder in consideration of the FSA policies.

FSAM Ownership:	Dexia or its Affiliates expect to maintain ownership of the equity interests in FSAM and the GIC Companies.
Synthetic Guarantee:

If so requested by Assured, Dexia will use commercially reasonable efforts to structure the Dexia Asset Guarantee as one or more credit swap(s) on the FSAM Assets documented (i) substantially in accordance with standard forms for credit swaps published by the International Swaps and Derivatives Association Inc. (“ISDA”), with such modifications as may be reasonably agreed between the parties (“Credit Protection Agreements”) and (ii) under an ISDA Master Agreement and Schedule between Dexia and FSAM in relation to which the applicable Events of Default for Dexia shall be the Dexia Events of Default listed above, with the Master Agreement to contain such other provisions as may currently be standard for Dexia’s derivative agreements with FSA and its affiliates. Such Credit Protection Agreements shall be structured to qualify as a “Swap Agreement” under the U.S. Bankruptcy Code in relation to which the Collateral will be collateral subject to enforcement and closeout safe harbors.

If so required by Dexia the Credit Protection Agreements may be terminated without termination payments being made by either party (other than for accrued payments) on the Sovereign Guarantee Date and replaced with a Dexia Asset Guarantee having the terms described elsewhere herein.

Waiver of Defenses:

Dexia’s obligations under the Guarantees shall be absolute and unconditional, and Dexia shall waive all defenses otherwise available to a guarantor or surety in relation to its obligations under the Guarantee, including any and all defenses of sovereign immunity.

Governing Law; Opinions:	The Guarantee shall be governed by the laws of Belgium (or the jurisdiction of the applicable Sovereign Guarantor, if any).

Any Credit Protection Agreement (and related credit support annex) and any collateral otherwise posted with respect to the Dexia Asset Guarantee shall be set forth in agreements governed by New York law and any related collateral posted shall be held by the Custodian in a segregated custody account in the State of New York.

Dexia shall deliver an opinion of counsel reasonably satisfactory to Assured as to the due authorization, execution, validity and enforceability of the Dexia Guarantees, any Credit Protection Agreement and the

Security Agreement, and as to the validity and first priority perfected nature of the security interest in favor of the Custodian over the Collateral.

ANNEX E

FG Subsidiaries

Financial Security Assurance Inc. (NY)

FSA Portfolio Management Inc. (NY)

CLFG Corp. (DE)

Transaction Services Corporation (NY)

FSA Insurance Company (OK)

FSA Mexico Holdings Inc. (NY)

Financial Security Assurance International Ltd. (Bermuda)

Financial Security Assurance (U.K.) Limited (UK)

FSA Seguros Mexico, S.A. de C.V. (Mexico)

FSA International Credit Protection (Cayman) Limited (Cayman Islands)

FSA Services (Japan) Inc. (NY)

FSA Credit Products 1 LLC (DE)

FSA Credit Products 2 LLC (DE)

FSA Credit Protection Limited (UK)

FSA Services (Australia) Pty Limited (Australia)

FSA Global Funding Limited (Cayman Islands) (49%)

FSA Administrative Services, LLC (NY)

FSA Services (Americas) Inc. (NY)

MLN 1999-2 Refi Co. LLC (NY)

Global CBO-3 Refi Co. LLC (NY)

FMAC 1998-D Refi Co. LLC (NY)

FMAC 2000-A Refi Co. LLC (NY)

BEA 1998-2 Refi Co. LLC (NY)

Baldwin Place Refi Co. LLC (NY)

IMC 97-7 Refi Co. LLC (NY)

Enterprise Company R. Inc. (Cayman Islands)

Commercial Mortgage Company III-R2, Inc.

Advantage Capital Partners X LP (50%)

CPTS: 1 – XXXVII (except XXIII), 38-121, 123-145, 147-202, 204-225, 227-244, 246-249,

251-255, 257-267, 269-278, 280-283

ANNEX F

Medium-Term Note Business

The FSA Global Funding Medium-Term Note Business consists of the payment rights and obligations under the financial instruments evidencing the transactions included in the following statement (all amounts indicated are as of September 30, 2008):

FSA Global Funding ($ millions)
Assets		Liabilities		Transaction Types
Cypress Point Notes	869	Cypress Point Fundings	727	Cypress Point
FSA CMS GICS	707	Reverse Inquiry	548	Various fundings and investments
Investments	212	Ilid Program	0
Money Market	5	Dexia Zero	150
		Credit Linked Notes	89
FSA CMQ GIC pass thru	25	FSA CMQ GIC pass thru	25	GIC Pass thru
Equity PUA swaps	17	Leveraged Lease EPUA	295

The Leveraged Tax Lease Business consists of the payment rights and obligations under the financial instruments evidencing the transactions included in the following statement (all amounts indicated are as of September 30, 2008):

FSA Global Funding ($ millions)
Assets		Liabilities		Transaction Types
Lessor trust Notes	7,425	Leverage Lease A loan	7,425	Loop lease